As filed with the Securities and Exchange Commission on August 28, 2006

Registration Number 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TXP CORPORATION
(f/k/a YTXP Corporation)
(f/k/a Stock Market Solutions Inc.)
(Name of Small Business Issuer in its Charter)

Nevada	7372	88-0443110
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer) Identification No.

1299 Commerce Drive
Richardson, TX 75081
(214) 575-9300
(Address and telephone number of principal executive offices)

Michael Shores, Chief Executive Officer
1299 Commerce Drive
Richardson, TX 75081
(214) 575-9300
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Eric Pinero, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, New York 10018
(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐ ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share (2)	30,000,000	$0.50	$15,000,000.00	$1,605.00
Common Stock, $.001 par value per share (3)	1,850,000	$0.50	$925,000.00	$98.98
Common Stock, $.001 par value per share (4)	1,850,000	$0.50	$925,000.00	$98.98
Common Stock, $.001 par value per share (5)	4,923,341	$0.50	$2,461,670.50	$263.40
Common Stock, $.001 par value per share (6)	320,000	$0.50	$160,000.00	$17.12
Total	38,943,341		$19,471,670.50	$2,083.48

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of August 25, 2006 was $0.50 per share.

(2) Represents shares issuable upon conversion of (i) a $550,000 principal amount secured convertible debenture which we issued on June 5, 2006, (ii) convertible debentures in the aggregate principal amount of $1,400,000 which we issued on August 25, 2004, which includes a $700,000 principal amount convertible debenture issued to Mobilepro Corp. which was assigned to Cornell Capital by Mobilepro on March 24, 2005, and (iii) a $550,000 principal amount convertible debenture which our wholly owned subsidiary, Texas Prototypes, Inc., issued on June 15, 2005.

(3) Represents shares issuable upon exercise of warrants at a price equal to $0.60 per share.

(4) Represents shares issuable upon exercise of warrants at a price equal to $0.75 per share.

(5) Represents (i) 1,700,000 shares of common stock issued to Cornell Capital Partners, L.P. in consideration for the cancellation of the convertible debentures issued by us on June 14, 2004 in the amount of $240,000 and the cancellation of the convertible debenture issued by our wholly owned subsidiary, Texas Prototypes, Inc., on August 25, 2004 in the amount of $400,000, and (ii) 3,223,341 shares of common stock owned by our Chief Executive Officer.

(6) Represents shares issuable upon exercise of warrants at a price equal to $0.50 per share.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION DATED AUGUST 28, 2006

TXP CORPORATION
(f/k/a YTXP Corporation)
(f/k/a Stock Market Solutions Inc.)

38,943,341 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 38,943,341 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The total number of shares sold herewith includes the following shares owned by or to be issued to the selling stockholders: (i) up to 30,000,000 shares issuable upon conversion of: (x) a $550,000 principal amount secured convertible debenture which we issued on June 5, 2006 to Cornell Capital Partners LP, (y) convertible debentures in the aggregate principal amount of $1,400,000 which we issued on August 25, 2004 to Cornell Capital, which includes a $700,000 principal amount convertible debenture issued to Mobilepro Corp. on August 25, 2004 which was assigned to Cornell Capital by Mobilepro on March 24, 2005, and (z) a $550,000 principal amount convertible debenture which our wholly owned subsidiary, Texas Prototypes, Inc., issued to Cornell Capital on June 15, 2005 and subsequently amended in June of 2006, (ii) 1,850,000 shares issuable upon the exercise of warrants which we issued to Cornell Capital on June 5, 2006 at an exercise price equal to $.60 per share, (iii) 1,850,000 shares issuable upon the exercise of warrants which we issued to Cornell Capital on June 5, 2006 at an exercise price equal to $.75 per share, (iv) 1,700,000 shares of common stock which we issued to Cornell Capital on June 5, 2006 in consideration for the cancellation of the $240,000 principal amount convertible debenture issued by us on June 14, 2004 and the cancellation of the $400,000 convertible debenture issued by our wholly owned subsidiary, Texas Prototypes, Inc., on August 25, 2004, (v) 3,223,341 shares owned by our Chief Executive Officer, and (vi) 320,000 shares issuable upon the exercise of warrants which we issued to an accredited investor on July 28, 2006 at an exercise price equal to $.50 per share.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise of warrants to purchase 3,700,000 shares of common stock in the aggregate amount of $2,647,500, if such warrants are exercised and if such warrants are exercised on a cash basis. All costs associated with this registration will be borne by us.

Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "TXPO.OB." On August 25, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $.50 per share.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by TXP Corporation with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is ________, 2006

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. TXP Corporation is referred to throughout this prospectus as "TXP Corporation," "we" or "us."

General

We are a Nevada corporation formed in June 1994 under the name Cyber Synergy, Inc. to develop stock market related software applications. In November 1999, we changed our name to Jesse Livermore.com, Inc. In December 2001, we changed our name to Stock Market Solutions, Inc. (“SMS”).

Our company was originally founded to assist professional mutual and hedge fund traders and managers, as well as individual investors, to more skillfully trade in the stock market. We were inactive until entering the development stage in January 1999. We intended to offer a teaching and a computer-trading program designed to provide educational/instructional assistance and aid to those stock market traders who wish to learn how to trade in the stock market using a system previously developed by an early 20th century stock market trader, Jesse Livermore.

On June 13, 2005, we and a wholly-owned subsidiary of SMS entered into an Agreement and Plan of Merger with Texas Prototypes, Inc. (“TXP”) whereby SMS, following the effectuation of a 1 for 10 reverse stock split, issued shares of its common stock to TXP on May 4, 2006 equal to 94.7% of its total outstanding shares of common stock, or 89,298,042 shares, within ten days after completion of the closing conditions under the Merger Agreement, the principal requirement being the completion of the reverse stock split. In exchange, TXP issued 100% of the outstanding shares of common stock, or 221,051,400 shares, to SMS. TXP merged into a wholly owned subsidiary of SMS and the separate corporate existence of such subsidiary ceased. TXP continued as the surviving corporation.

On March 31, 2006, SMS obtained the majority vote of its shareholders necessary to effectuate the 1 for 10 reverse stock split. On April 26, 2006, the Certificate of Merger between TXP and a wholly owned subsidiary of SMS was filed with the Secretary of State of the State of Texas. The directors and officers of TXP were appointed directors and officers of the surviving corporation pursuant to which Michael C. Shores and Robert Bruce, the President and CFO of TXP, respectively, were appointed as directors and officers of SMS, and Richard Smitten resigned as the Chief Executive Officer and sole director of SMS. The parties completed the merger and satisfied all closing conditions as set forth in the Merger Agreement on April 28, 2006.

On April 21, 2006, we changed our name to YTXP Corporation, in anticipation of a reverse merger with a wholly owned subsidiary of SMS and Texas Prototypes, Inc., and our stock symbol was changed to “YTXO”. In addition, on July 10, 2006 we changed our name to TXP Corporation and our stock symbol was changed to “TXPO”. Further, on July 10, 2006 we amended our articles of incorporation to increase the number of authorized shares of our common stock from 100,000,000 shares to 300,000,000 shares.

For accounting purposes, the acquisition has been treated as recapitalization of Texas Prototypes, Inc. with Texas Prototypes, Inc. as the acquirer and as the continuing reporting entity. Accordingly, financial statements filed for post-merger periods will depict the acquisition of YTXP by the accounting acquirer and will include financial statements of the accounting acquirer for the pre-merger comparable periods.

Currently, we are a global provider of Pre-Manufacturing Services for the electronics industry, supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. We excel in both design and supply chain solutions services for new product development which include PCB layout, signal integrity analysis, prototyping and quick-turn electronic assembly, new product introduction, pilot production, material supply chain development as well as the transfer of product build data into production.

For the six months ended June 30, 2006 and 2005, we generated revenues of $3,442,000 and $2,557,000, respectively, and incurred a net loss of $4,298,000 and $427,000, respectively. For the year ended December 31, 2005, we generated revenues of $9,400,000 and incurred a net loss of $593,000. For the year-ended December 31, 2004, we generated revenues of $3,381,000 and incurred a net loss of $202,000.

Our principal executive offices are located at 1299 Commerce Drive Richardson, Texas 75081and our telephone number is (214) 575-9300.

This Offering

Shares offered by Selling Stockholders

Up to 38,943,341 shares, based on current market prices. These shares are underlying: (i) a $550,000 principal amount secured convertible debenture which we issued on June 5, 2006, (ii) convertible debentures in the aggregate principal amount of $1,400,000 which we issued on August 25, 2004, which includes a $700,000 principal amount convertible debenture issued to Mobilepro Corp. on August 25, 2004 which was assigned to Cornell Capital by Mobilepro on March 24, 2005, (iii) a $550,000 principal amount convertible debenture which our wholly owned subsidiary, Texas Prototypes, Inc., issued on June 15, 2005 and subsequently amended in June of 2006, (iv) 1,850,000 shares issuable upon the exercise of warrants which we issued on June 5, 2006 at an exercise price equal to $.60 per share, (v) 1,850,000 shares issuable upon the exercise of warrants which we issued on June 5, 2006 at an exercise price equal to $.75 per share, (vi) 1,700,000 shares of common stock which we issued on June 5, 2006 in consideration for the cancellation of the $240,000 principal amount convertible debenture issued by us on June 14, 2004 and the cancellation of the $400,000 convertible debenture issued by our wholly owned subsidiary, Texas Prototypes, Inc., on August 25, 2004, (vii) 3,223,341 shares owned by our Chief Executive Officer, and (viii) 320,000 shares issuable upon the exercise of warrants which we issued on July 28, 2006 at an exercise price equal to $.50 per share.

This number represents approximately 40% of our current outstanding stock.

Common Stock to be outstanding after the offering	130,939,372*

Use of Proceeds
We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise of warrants to purchase 4,020,000 shares of common stock in the aggregate amount of $2,647,500, if such warrants are exercised and if such warrants are exercised on a cash basis. We intend to use such proceeds, if any, for working capital and general corporate purposes. See “Use of Proceeds” for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 5.

OTC Bulletin Board Trading Symbol	TXPO.OB

* The above information regarding common stock to be outstanding after the offering is based on 96,919,372 shares of common stock outstanding as of August 22, 2006.

RECENT FINANCING TRANSACTIONS

June 2006 Securities Purchase Agreement*

On June 5, 2006, we consummated a Securities Purchase Agreement dated June 5, 2006 with Cornell Capital Partners L.P. providing for the sale by us to Cornell of our 10% secured convertible debentures in the aggregate principal amount of $550,000 (the "Debentures"). Under the Purchase Agreement, we also issued to Cornell five-year warrants to purchase 1,850,000 and 1,850,000 shares of Common Stock at a price equal to $0.60 and $0.75 per share, respectively.

The Debentures mature on the third anniversary of the date of issuance and we are not required to make any payments until the maturity date. The Debentures are convertible at any time into shares of our common stock at a conversion price per share equal to the lesser of (i) $0.50, or (ii) 95% of the lowest daily volume weighted average price of the common stock, as quoted by Bloomberg, LP, for the 30 trading days immediately preceding the date of conversion. Unless waived by us, Cornell may not, together with its affiliates, convert more than an aggregate of $150,000 in any 30-day period of principal amount of the Debentures at the variable market price.

We have the right to redeem a portion or all amounts outstanding under the Debentures prior to the maturity date at a 20% redemption premium provided that the closing bid price of the common stock is less than $0.50. Our obligations under the Prior Debentures (as defined below) and the Purchase Agreement are secured by substantially all of our assets.

In connection with the Purchase Agreement, we also entered into a registration rights agreement providing for the filing of this registration statement with the Securities and Exchange Commission registering the common stock issuable upon conversion of the Debentures and exercise of the Warrants. We are obligated to file this registration statement no later than 45 days from the date of closing and to use our best efforts to cause the registration statement to be declared effective no later than 120 days after filing and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants have been sold. In the event of a default of our obligations under the Registration Rights Agreement, including our agreement to file this registration statement with the Securities and Exchange Commission no later than 45 days from the date of closing, or if the registration statement is not declared effective within 120 days of filing, we are required pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the Debentures. We obtained a waiver from Cornell Capital extending the deadline for filing of the registration statement until August 31, 2006.

In addition, on June 5, 2006 we issued to Cornell an Amended and Restated Convertible Debenture, which consolidates all outstanding amounts of the convertible debenture issued by Texas Prototypes, Inc., our wholly owned subsidiary, to Cornell on June 15, 2005 in the principal amount of $550,000, plus accrued and unpaid interest in the amount of $26,897 through June 5, 2006, for the principal sum of $576,897 (collectively, the “Prior Debentures”). Further, we issued an aggregate of 1,700,000 shares (the “Investor’s Shares”) of common stock to Cornell in consideration for the cancellation of the convertible debenture issued by us on June 14, 2005 in the principal amount of $240,000 issued in connection with the Standby Equity Distribution Agreement dated June 14, 2004 and the cancellation of the convertible debenture issued by our wholly owned subsidiary on August 25, 2004 in the principal amount of $400,000 issued in connection with the Standby Equity Distribution Agreement dated August 25, 2004. The shares of the our common stock issuable upon conversion of the Amended and Restated Convertible Debenture and the Investor’s Shares are included in this prospectus.

July 2006 Agreement*

On July 28, 2006, we entered into an Agreement with an accredited investor pursuant to which we issued to the investor five-year warrants to purchase an aggregate of 320,000 shares of common stock as consideration for the Investor agreeing to pledge an aggregate of $2,000,000 in free-trading shares of common stock of Adobe Systems Incorporated (NASDAQ:ADBE), Fossil Incorporated (NASDAQ:FOSL) or such other shares of free-trading common stock having a value of $2,000,000 in the aggregate beneficially owned by the Investor as may be agreed upon between the parties (the “Collateral”). The Collateral is to be pledged on behalf of the Company in favor of First Bank of Canyon Creek, or such other lending or financing institution as may be agreed upon between the parties (a “Lender”), as Collateral for a loan to be obtained Company from a Lender in an amount up to $2,000,000 with a term of up to 2 years (the “Term”), which will be further guaranteed personally and through the pledge of common stock beneficially owned by Michael Shores, the Company’s Chief Executive Officer. The warrants are exercisable into shares of the Company’s common stock at a price equal to $0.50 per share. As additional consideration of the Investor’s agreement to pledge the Collateral to a Lender, the Company agreed to pay to the Investor a one-time commitment fee during the Term of $40,000 (the “Commitment Fee”) no later than 90 days after the Collateral is deposited into the account of a Lender; provided, however, that the Company shall pay an additional Commitment Fee within 90 days after the renewal of the Loan by a Lender.

In addition, the Agreement provides for the filing of a registration statement by us with the Securities and Exchange Commission registering the common stock issuable upon exercise of the warrants. We are obligated to file the registration statement no later than 45 days from the date of closing and to use our best efforts to cause the registration statement to be declared effective no later than 120 days after filing and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon exercise of the warrants have been sold.

On August 9, 2006, we consummated a Loan Agreement dated as of August 3, 2006 with First Bank of Canyon Creek (“FBCC”) pursuant to which FBCC agreed to extend a line of credit to us in an aggregate amount of $1,000,000 to be used us for working capital and general corporate purposes. The loan pays interest at a rate of 8.25% per annum and all principal, and accrued and unpaid interest, is due on August 3, 2008. Our obligations under the Loan Agreement are secured by a pledge of an aggregate of $1,507,000 in free-trading shares of Fossil Incorporated by the investor. In addition, our obligations under the Loan Agreement are further guaranteed personally and through the pledge of an aggregate of 4,520,000 shares of common stock beneficially owned by Michael Shores, our Chief Executive Officer.

In addition to the foregoing, we are registering an aggregate of 3,223,341 shares of our common stock owned by our Chief Executive Officer, Michael Shores, which represents approximately 4% of the total ownership of Mr. Shores in our securities. These shares were issued to our Chief Executive Officer as founder shares for Texas Prototypes, Inc., which were subsequently exchanged for our common stock on pro-rata basis subsequent to the effectuation of our merger in April 2006.. 4% of his total shares

*We claim an exemption from the registration requirements of the Securities Act of 1933, as amended, (the “Act”) for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, Cornell is an accredited investor and/or qualified institutional buyer, Cornell had access to information about us and their investment, Cornell took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business and Financial Condition

We are an early-stage company with a short operating history, which makes it difficult to evaluate our current business and future prospects.

We have a limited operating history upon which to base an evaluation of our current business and future prospects. We were founded in March 2002 and began selling our services that same month. Our limited operating history makes evaluating our business and prospects very difficult. These risks and difficulties include, but are not limited to, the following:

o	Our new business and technology models;
o	a limited number of service offerings and risks associated with developing new service offerings;
o	the difficulties we face in managing rapid growth in personnel and operations;
o	the negative impact on our brand, reputation or trustworthiness caused by any significant unavailability of our service;
o	the failure to perform our service at our customers’ expectations including quick turnaround and product quality;
o	the timing and success of new service introductions and new technologies by our competitors; and
o	our ability to build brand awareness in a highly fragmented market.

We may not be able to successfully address any of these risks or others. Failure to adequately do so could seriously harm our business and cause our operating results to suffer.

Because a small number of customers account for a substantial portion of our net sales, our net sales could decline significantly if we lose a major customer or a major customer orders fewer of our services or cancels or delays orders.

Historically, we have derived a significant portion of our net sales from a limited number of customers. Our top five customers, which may vary from year to year, represented 80% and 73% of our net sales in fiscal 2004 and 2005, respectively, and 63% for the six months ending June 30, 2006. We expect to continue to depend upon a small number of customers for a significant portion of our net sales for the foreseeable future. The loss of, or decline in, orders from one or more major customers could reduce our net sales.

Because We Generally Do Not Have Long-Term Contracts With Its Customers, We Are Subject To Uncertainties And Variability In Demand By Our Customers, Which Could Decrease Net Sales And Negatively Affect Our Operating Results.

As is common in our industry, we generally do not have long-term contracts with its customers, and, consequently, our net sales are subject to short-term variability in demand by our customers. Customers have no obligation to order from us and may cancel, reduce or delay orders for a variety of reasons. The level and timing of orders placed by its customers vary due to:

o fluctuation in demand for our customers' products;
o changes in customers' manufacturing strategies, such as a decision by a customer to either diversify or consolidate the number of prototyping contract manufacturers used;
o customers' inventory management; and
o changes in new product introductions.

We have experienced terminations, reductions and delays in its customers' orders. Further terminations, reductions or delays in its customers' orders could lower our production asset utilization, which would lower our gross margins, decrease our net sales and negatively affect our business.

Because we have only one facility, we could be harmed by adverse weather or operating conditions.

Our only facility is located in Richardson, Texas. Our inability to continue production at this facility as a result of weather conditions, or a prolonged power shortage, fire or other natural disaster, could prevent us from supplying products to our customers, and could harm our business, results of operations and financial condition.

Products we assemble may contain defects, which could result in reduced demand for our services and liability claims against us.

Our company assembles highly complex products to our customers' specifications. These products may contain assembly errors or failures despite our quality control and quality assurance efforts. Defects in the products we assemble, whether caused by a design, assembly or materials failure or error, may result in delayed shipments, customer dissatisfaction, and/or a reduction in or cancellation of purchase orders. If these defects occur either in large quantities or too frequently, our business reputation may be impaired. Since our products are used in products that are integral to our customers' businesses, errors, defects or other performance problems could result in financial or other damages to our customers beyond the cost of the printed circuit board, for which we may be liable. Although sales arrangements generally contain provisions designed to limit our exposure to liability and related claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Liability litigation against us, even if it were unsuccessful, would be time consuming and costly to defend.

Our company is exposed to the credit risk of some of our customers as a result of a concentration of our customer base.

Most of our sales are on an "open credit" basis, with standard industry payment terms. We monitors individual customer payment capability in granting open credit arrangements, and seek to limit open credit to amounts our management believes the customers can pay. Further, we maintain reserves we believe are adequate to cover exposure for doubtful accounts. During periods of economic downturn in the global economy and the electronics industry, our exposure to credit risks from our customers increases. Although we have programs in place to monitor and mitigate the associated risk, those programs may not be effective in reducing our credit risks.

Five companies represented approximately 67% of our net trade accounts receivable at June 30, 2006, with individual percentages for those companies ranging from 7% to 27%. Our OEM customers direct their sales to a relatively limited number of EMS providers. Our management expects to continue to be subject to the credit risk of a limited number of customers. This concentration of customers exposes us to increased credit risks. If one or more of our significant customers were to become insolvent or were otherwise unable to pay us, our results of operations would be harmed.

Our Company depends on industries that continually produce technologically advanced products with short life cycles.

Factors affecting these industries in general could seriously harm our customers and, as a result, our company. These factors include:

o	slower changes in technology, which result in longer product life cycles;
o	lack of competitive pressure on our customers to develop new products;
o	the inability of our customers to successfully develop new product innovations, and the failure of these innovations to gain widespread market acceptance for commercialization; and
o	maturation of the technology markets served by our customers or market periods characterized by a lack of disruptions in the enabling technology.

If our company cannot deliver the customized complex products in the time demanded by our customers, we will be unable to attract new customers.

Our future success depends upon our ability to respond quickly to the needs of our customers and to analyze and advise regarding the best design of complex products in a quick and cost efficient manner.

In the past, our customers have canceled their orders, changed pre-production quantities or locations or delayed pre-production and new product design cycles, and may do so again in the future.

As a provider of electronic pre-manufacturing services, we must provide increasingly rapid product turnaround for our customers. We generally do not obtain firm, long-term purchase commitments from our customers, and we often experiences reduced lead-times in customer orders. Customers cancel their orders, change pre-production quantities, and delay pre-production for a number of reasons. Uncertain economic and geopolitical conditions have resulted, and may continue to result, in some of our customers delaying prototyping of products that they are to assemble in a period, causing a delay in repayment of their expenditures for inventory in preparation for customer orders and lower asset utilization, resulting in lower gross margins.

In addition, our management makes significant decisions, including determining the levels of business that it seeks and accepts, production schedules, component procurement commitments, personnel needs and other resource requirements, based on its estimates of customer requirements. The short-term nature of our customers' commitments and rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. This makes it difficult to schedule prototyping production and maximize utilization of our operating capacity. We may be forced to increase staffing, increase capacity and incur other expenses to meet the anticipated demand of our customers, which may cause reductions in our gross margins if customer orders are cancelled. Anticipated orders may not materialize and delivery schedules may be deferred as a result of changes in demand for our customers' products. On occasion, customers may require increases in production development services, which strain our resources and reduce our margins. Although we have increased our capacity, and may plan further increases, we may not have significant capacity at any given time to meet our customers' demands. In addition, because many of our cost and operating expenses are relatively fixed, a reduction in customer demand harms may harm our gross profit and operating income.

Our Operating Results May Vary Significantly From Period To Period.

We experience significant fluctuations in our results of operations. Some of the principal factors that contribute to these fluctuations are:

o changes in demand for our services;
o our effectiveness in managing manufacturing processes and costs in order to decrease manufacturing expenses;
o changes in our low volume, high mix, high complexity manufacturing requirements;
o changes in the cost and availability of labor and components, which often occur in the electronics manufacturing industry and which affect our margins and our ability to meet delivery schedules;
o the degree to which we are able to utilize our available manufacturing capacity;
o our ability to manage the timing of our component purchases so that components are available when needed for production, while avoiding the risks of purchasing inventory in excess of immediate prototyping needs;
o local conditions and events that may effect our production volumes, such as labor conditions, political instability and local holidays; and
o changes in demand in our customers' end markets.

Intellectual property infringement claims against our customers could harm our business.

Customers for our services typically require that we indemnify them against the risk of intellectual property infringement. If any claims are brought against us or our customers for such infringement, whether or not these have merit, we could be required to expend significant resources in defense of such claims. In the event of such an infringement claim, we may be required to spend a significant amount of money to develop non-infringing alternatives or obtain licenses. We may not be successful in developing such alternatives or obtaining such a license on reasonable terms or at all.

We depend on the continuing trend of outsourcing by OEMs.

Future growth in our revenue depends on new outsourcing opportunities in which we assume additional manufacturing and design responsibilities from OEMs. To the extent that these opportunities are not available, either because OEMs decide to perform these functions internally or because they use other providers of these services, its future growth would be limited.

Our industry is extremely competitive.

The prototyping and quick turn sector of the electronics manufacturing services industry is extremely competitive and highly fragmented. We principally compete in the time-critical segment of the industry against small independent private companies and integrated subsidiaries of large, broadly based volume producers, as well as the internal capacity of OEMs. Our management believes that competition in the market segment we serve is less driven by price because customers are willing to pay a premium for a responsive, broad-reaching capability to design customized complex products in a very short time. Accordingly, we compete primarily on the basis of quick turnaround, product quality and customer service.

Our customers may be adversely affected by rapid technological change, which may decrease our revenues.

Our customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvement in products and services. These conditions frequently result in a disruption in a product's development life cycle. Customers may be adversely affected by maturation of the technology markets they serve. This lack of innovation and competitive pressure in technology development could impact the research and development plans of some technology companies. Our success will depend largely on the success achieved by our customers in continually developing and marketing new products. If the technologies or product development activity supported by our customers mature, our business could be adversely affected.

Our limited operating history may impede acceptance of our service by medium-sized and large customers and reduce our revenues.

Although we compete in a highly fragmented market, our ability to increase revenue and achieve profitability depends, in large part, on widespread acceptance of our service by medium-sized and large businesses. Our efforts to sell to these customers may not be successful. In particular, because we are a relatively new company with a limited operating history, these target customers may have concerns regarding our viability and may prefer to purchase services from one of our larger, more established competitors. Even if we are able to sell our services to these types of customers, they may insist on additional assurances from us that we will be able to provide adequate levels of service, which could harm our business.

As More Of Our Sales Efforts Are Targeted At Larger Customers, Its Sales Cycle May Become More Time-Consuming And Expensive, Potentially Diverting Resources And Reducing Our Revenues.

As we target more of our sales efforts at larger customers, we will face greater costs, longer sales cycles and less predictability in completing some of our sales. In this market segment, the customer's decision to use our service may be an enterprise-wide decision and, if so, these types of sales would require us to provide greater levels of education to prospective customers regarding the use and benefits of our service. In addition, larger customers may demand more customization, services and features. As a result of these factors, these sales opportunities may require us to devote greater sales support and professional services resources to individual sales, driving up costs and time required to complete sales and diverting sales and professional services resources to a smaller number of larger transactions.

If We Fail To Develop Its Brand Cost-Effectively, Our Revenues May Decline.

Our management believes that developing and maintaining awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our existing and future services and is an important element in attracting new customers. Furthermore, management believes that the importance of brand recognition will increase as competition in our market develops. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful services at competitive prices. In the past, our efforts to build our brand have involved significant expense. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

We Are Subject To Environmental Compliance Risks.

We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. Further, environmental matters may arise in the future at sites where no problem is currently known or at sites that we may acquire in the future. Currently unexpected costs that we may incur with respect to environmental matters may result in loss contingencies, the quantification of which cannot be determined at this time.

If we lose key employees and consultant or are unable to attract or retain qualified personnel, our business could suffer.

Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. We are highly dependent on our management, including Mr. Michael Shores, our Chief Executive Officer, who has been critical to the development of our technologies and business. The loss of the services of Mr. Shores could have a material adverse effect on our operations. We do not have an employment agreement with Mr. Shores. Accordingly, there can be no assurance that he will remain associated with us. His efforts will be critical to us as we continue to develop our technology and as we attempt to transition from a development state company to a company with commercialized products and services. If we were to lose Mr. Shores, or any other key consultants, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

Risks Relating to Our Current Financing Arrangements

There are a large number of shares underlying our convertible notes and warrants that may be registered in this prospectus and the sale of these shares may depress the market price of our common stock.

As of August 22, 2006, we had 96,919,372 shares of common stock issued and outstanding. In connection with the financing arrangements that we entered into in 2005 and 2006, we also have outstanding secured convertible debentures or an obligation to issue callable secured convertible notes that may be converted into an estimated 12,738,000 shares of common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 4,020,000 shares of common stock.

The debentures issued in 2005 and 2006 are at a conversion price per share equal to the lesser of (i) $0.50, or (ii) 95% of the lowest daily volume weighted average price of the common stock, as quoted by Bloomberg, LP, for the 30 trading days immediately preceding the date of conversion. Unless waived by us, Cornell may not, together with its affiliates, convert more than an aggregate of $150,000 in any 30-day period of principal amount of the debentures at the conversion price. Nevertheless, the number of shares of common stock issuable upon conversion of the outstanding secured convertible debentures issued may increase if the market price of our stock declines. Upon effectiveness of the registration statement of which this prospectus forms a part, all of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The variable price feature of our convertible debentures issued could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders. The number of shares we will be required to issue upon conversion of the debentures will increase if the market price of our stock decreases. This will cause dilution to our existing stockholders.

The lower our stock price, the greater number of shares are issuable under the convertible debentures.

The number of shares issuable upon conversion of the debentures is determined by the market price of our common stock prevailing at the time of each conversion. The debentures issued limit the principal amount to be converted at the floating conversion price during any 30-day period to $150,000. Nevertheless, the lower the market price, the greater the number of shares issuable under the debentures. Upon issuance of the shares, to the extent that holders of those shares will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the debentures. This may lead to an escalation of lower market prices and an increasing number of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our shareholders to greater dilution and a reduction of the value of their investment.

A lower stock price will provide an incentive to Cornell to sell additional shares into the market.

The number of shares that Cornell will receive under the convertible debentures is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the debentures. As a result, Cornell will have an incentive to sell as large a number of shares as possible to obtain a lower conversion price. This will lead to greater dilution of exiting shareholders and a reduction of the value of their investment

The issuance of our stock upon the conversion of the debentures could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute the existing stockholder’s equity and voting rights..

The debentures have the potential to cause significant downward pressure on the price of our common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased number of shares of stock. Such an event could place further downward pressure on the price of our common stock, which presents an opportunity to short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable upon conversion of the debentures will increase, which will materially dilute existing stockholders' equity and voting rights.

If we are required for any reason to repay our outstanding convertible debentures, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the convertible debentures, if required, could result in legal action against us, which could require the sale of substantial assets.

These debentures are due and payable, with interest, three years from their respective dates of issuance, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, or our failure to timely file a registration statement or have such registration statement declared effective, could require the early repayment of the convertible debentures. We anticipate that the full amount of the convertible debentures will be converted into shares of our common stock, in accordance with the terms of these debentures. If we were required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an Event of Default Occurs under the Securities Purchase Agreement, Secured Convertible Debentures, Warrants, or Security Agreement or Intellectual Property Security Agreement, Cornell Could Take Possession of all Our Goods, Inventory, Contractual Rights and General Intangibles, Receivables, Documents, Instruments, and Chattel Paper, and Intellectual Property.

In connection with the Securities Purchase Agreements we entered into in 2005 and 2006, we executed a Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, and chattel paper. The Security Agreement states that if an even of default occurs under the Securities Purchase Agreements, Convertible Debentures, Warrants, or Security Agreement, Cornell has the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Risk Related to Our Common Stock

There is a limited market for our common stock which may make it more difficult for you to sell your stock.

Our common stock is quoted on the OTC Bulletin Board under the symbol "TXPO.OB." There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

o technological innovations or new products and services by us or our competitors;
o additions or departures of key personnel;
o sales of our common stock;
o our ability to integrate operations, technology, products and services;
o our ability to execute our business plan;
o operating results below expectations;
o loss of any strategic relationship;
o industry developments;
o economic and other external factors; and
o period-to-period fluctuations in our financial results.

Because we have a limited operating history, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any returns on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock is deemed to be “penny stock” with a limited trading market.

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise of warrants to purchase 4,020,000 shares of common stock in the aggregate amount of $2,647,500, if such warrants are exercised and if such warrants are exercised on a cash basis. We intend to use any such proceeds for working capital or general corporate purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Cautionary and Forward Looking Statements

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties; or

(i) insufficient revenues to cover operating costs.

There is no assurance that we will be profitable, we may not be able to successfully develop, manage or market our products and services, we may not be able to attract or retain qualified executives and technology personnel, our products and services may become obsolete, government regulation may hinder our business, additional dilution in outstanding stock ownership may be incurred due to the issuance of more shares, warrants and stock options, or the exercise of warrants and stock options, and other risks inherent in the our businesses.

We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the factors described in other documents we file from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-QSB and Annual Report on Form 10-KSB filed by the Company in 2006 and any Current Reports on Form 8-K filed by us.

Overview

We are a Nevada corporation formed in June 1994 under the name Cyber Synergy, Inc. to develop stock market related software applications. In November 1999, we changed our name to Jesse Livermore.com, Inc. In December 2001, we changed our name to Stock Market Solutions, Inc. (“SMS”).

Our company was originally founded to assist professional mutual and hedge fund traders and managers, as well as individual investors, to more skillfully trade in the stock market. We were inactive until entering the development stage in January 1999. We intended to offer a teaching and a computer-trading program designed to provide educational/instructional assistance and aid to those stock market traders who wish to learn how to trade in the stock market using a system previously developed by an early 20th century stock market trader, Jesse Livermore.

On June 13, 2005, we and a wholly-owned subsidiary of SMS entered into an Agreement and Plan of Merger with Texas Prototypes, Inc. (“TXP”) whereby SMS, following the effectuation of a 1 for 10 reverse stock split, issued shares of its common stock to TXP on May 4, 2006 equal to 94.7% of its total outstanding shares of common stock, or 89,298,042 shares, within ten days after completion of the closing conditions under the Merger Agreement, the principal requirement being the completion of the reverse stock split. In exchange, TXP issued 100% of the outstanding shares of common stock, or 221,051,400 shares, to SMS. TXP merged into a wholly owned subsidiary of SMS and the separate corporate existence of such subsidiary ceased. TXP continued as the surviving corporation.

On March 31, 2006, SMS obtained the majority vote of its shareholders necessary to effectuate the 1 for 10 reverse stock split. On April 26, 2006, the Certificate of Merger between TXP and a wholly owned subsidiary of SMS was filed with the Secretary of State of the State of Texas. The directors and officers of TXP were appointed directors and officers of the surviving corporation pursuant to which Michael C. Shores and Robert Bruce, the President and CFO of TXP, respectively, were appointed as directors and officers of SMS, and Richard Smitten resigned as the Chief Executive Officer and sole director of SMS. The parties completed the merger and satisfied all closing conditions as set forth in the Merger Agreement on April 28, 2006.

On April 21, 2006, we changed our name to YTXP Corporation, in anticipation of a reverse merger with a wholly owned subsidiary of SMS and Texas Prototypes, Inc., and our stock symbol was changed to “YTXO”. In addition, on July 14, 2006 we changed our name to TXP Corporation and our stock symbol was changed to “TXPO”. Further, on July 14, 2006 we amended our articles of incorporation to increase the number of authorized shares of our common stock from 100,000,000 shares to 300,000,000 shares

For accounting purposes, the acquisition has been treated as recapitalization of Texas Prototypes, Inc. with Texas Prototypes, Inc. as the acquirer and as the continuing reporting entity. Accordingly, financial statements filed for post-merger periods will depict the acquisition of YTXP by the accounting acquirer and will include financial statements of the accounting acquirer for the pre-merger comparable periods.

Currently, we are a global provider of Pre-Manufacturing Services for the electronics industry, supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. We excel in both design and supply chain solutions services for new product development which include PCB layout, signal integrity analysis, prototyping and quick-turn electronic assembly, new product introduction, pilot production, material supply chain development as well as the transfer of product build data into production.

For the six months ended June 30, 2006 and 2005, we generated revenues of $3,442,000 and $2,557,000, respectively, and incurred a net loss of $4,298,000 and $427,000, respectively. For the year ended December 31, 2005, we generated revenues of $9,400,000 and incurred a net loss of $593,000. For the year-ended December 31, 2004, we generated revenues of $3,381,000 and incurred a net loss of $202,000.

Our principal executive offices are located at 1299 Commerce Drive Richardson, Texas 75081and our telephone number is (214) 575-9300.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 1 of the notes to our consolidated financial statements contained herein. The following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

Revenues are derived from the following sources:

- - Prototyping and assembly services
- - Prototyping -Photonics/Optoelectronics services
- - Material supply chain management services
- - Turn-key solution- consists of material supply chain management services and one of the other services listed above.

The following is a description of each revenue source and our revenue recognition policy for each source:

Prototyping and assembly services typically consist of assembling and designing surface mount technology products to the customer provided design specifications. These services are priced based on the complexity, time-to turn and unit volume of the customer project. The majority of our prototyping and assembly services projects are completed in less than three weeks. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, services have been performed, the sales price is fixed or determinable and collectibility is probable. These criteria are generally met after an internal quality control review of the product and at the time product is shipped.

Prototyping -Photonics/Optoelectronics services typically consists of assembling and designing optical and optical related products to the customer provided design specifications. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, services have been performed, the sales price is fixed or determinable and collectibility is probable. These criteria are generally met after an internal quality control review of the product and at the time product is shipped.

Material supply chain management services consists of locating and procuring materials according to customer design specifications, qualifying components and auditing vendors, inventorying materials, and providing dual vendor sourcing if necessary. Material supply chain management services are priced at the cost of the material plus 5% to 25%. The pricing is solely dependent on the complexity and volume of the services performed. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, services have been performed, the sales price is fixed or determinable and collectibility is probable. These criteria are generally met at the time materials have been received and inventoried and the materials have shipped.

Turn-key solution is a combination of material supply chain management and one of the other service revenue sources described above. Revenue is generally recognized after both services have been performed and the products have shipped.

Allowance for Doubtful Accounts

Our allowance for doubtful accounts relates to trade accounts receivable. The allowance for doubtful accounts is an estimate prepared by management based on identification of the collectibility of specific accounts and the overall condition of the receivable portfolios. We specifically analyze individual customer balances in trade receivables, historical bad debts, customer credits, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. If the financial condition of the company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Likewise, should the company determine that it would be able to realize more of its receivables in the future than previously estimated, an adjustment to the allowance would increase income in the period such determination was made. The allowance for doubtful accounts is reviewed on a quarterly basis and adjustments are recorded as deemed necessary.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over estimated useful lives, which are generally three to seven years.

Results of Operations

Three-Months Ended June 30, 2006 (“2006”) Compared To The Three-Months Ended June 30, 2005 (“2005”)

Revenues

We currently derive almost all of our revenue from our prototyping and assembly and material supply chain management services. Prototyping and assembly services are priced based on the complexity, time-to turn and volume of the customer project. TXP's material supply chain management services are generally priced at the cost of the material plus 5% to 25%. Revenues increased 34% from $1,446,000 in 2005 to $1,940,000 in 2006 or by $494,000. Material supply chain management services decreased 15% from $656,000 in 2005 to $557,000 in 2006. Prototyping and assembly services increased 75% from $790,000 in 2005 to $1,383,000 in 2006. In 2006, we had sales of $520,000 to several new customers related to build-to-order tele-communications product assemblies. The additional increase in revenues is attributed to an increasing customer base and continued demand from existing customers. We expanded our customer base from 63 in 2005 to 93 in 2006 and had current active customers for the quarter of 28 and 33 for 2005 and 2006, respectively. Our top five customers accounted for 80% of revenue in 2005 and 63% of revenue in 2006.

Cost of Sales and Gross Profit

Cost of sales consists of direct material, manufacturing overhead, labor costs, depreciation expense on machinery and equipment, equipment lease, and set-up and tooling charges associated with performing our services. Cost of sales increased from $934,000 in 2005 to $1,172,000 in 2006 or $238,000. Direct material costs related to supply chain management and assembly services increased from $686,000 in 2005 to $790,000 in 2006 or $104,000. Manufacturing overhead and labor cost increased from 132,000 in 2005 to 267,000 in 2006 due to increased headcount and higher manufacturing overhead allocations due to expanded operations. Contract labor directly attributable to prototyping and assembly increased by $28,000 compared to 2005.

Gross profit is dependent on the scope and the nature of the customer project and thus can vary significantly. Customer projects requiring a turnkey solution which includes both prototyping and material supply chain management services typically results in a lower margin than prototyping services only. Margins on prototyping services can range from 40% to 85% while margins on material supply chain management services can range from 5% to 25%.

Gross profit increased from $512,000 in 2005 to $768,000 in 2006. Revenues increased by $494,000 compared to 2005. During the same period the gross margin percentage increased from 35% in 2005 to 39% in 2006 due to a positive change in revenue mix.

Selling, General and Administrative Expenses

Selling general & administrative expense (“SG&A”) expense consists of personnel costs including taxes and benefits, rent and utilities, contract labor, insurance, professional fees, marketing, telecommunication, Internet costs, and other administrative expenses. SG&A expenses increased by $185,000 from $540,000 in 2005 to $725,000 in 2006. In 2006, we incurred approximately $52,000 in legal, accounting and other professional fees related to the merger between YTXP and its wholly owned subsidiary and Texas Prototypes, Inc. Personnel costs increased as costs increased from $366,000 in 2005 to $506,000 in 2006 or by $140,000. We created and filled several new positions including three Vice Presidents, Chief Technology Officer and an administrative clerical position subsequent to June 2005. Certain personnel received raises from the prior year. Rent and utilities decreased $29,000 as result of increased allocations to manufacturing overhead as operations expanded. Sales and marketing increased $13,000 due to efforts to increase our product and service awareness and additional travel and expenses related sales calls to customers.

Depreciation Expense

Depreciation expense, net amounts included as a component of cost of sales, increased from $15,000 in 2005 to $22,000 in 2006. The increase was in-line with capital expenditures and depreciable asset base.

Net Interest Expense

Net interest expense increased from $45,000 in 2005 to $271,000 in 2006 or by $226,000. Approximately $208,000 of the increase relates to additional amortization of note discounts on our secured convertible debentures issued to Cornell Capital. Additionally, we had additional interest expense of $11,000 in 2006 on the $550,000 convertible debenture issued to Cornell in June of 2005 which was subsequently amended in June of 2006. The remaining increase in interest expense relates to increases on the outstanding balances of our line credit and capital lease obligations from 2005 to 2006.

Change in Fair Value of Derivative Financial Instruments

Change in fair value of derivative financial instruments increased from $0 in 2005 to $4,323,000 in 2006. We account for all derivative financial instruments in accordance with SFAS No. 133. Derivative financial instruments are initially recorded as liabilities in the consolidated balance sheet, at fair value. Derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded in our consolidated statement of operations as “Changes in Fair Value of Derivative Financial Instruments” in the period in which the changes occur. As a result, our financial statements may fluctuate from quarter-to-quarter based on factors, such as the price of our stock at the balance sheet date, the amount of shares converted by note holders and/or exercised by warrant holders. Consequently, our financial position and results of operations may vary from quarter-to-quarter based on conditions other than our operating revenues and expenses.

Net Gain on Early Extinguishment of Debt

Net gain on early extinguishment of debt increased from $0 in 2005 to $465,000 in 2006. In June of 2006, we issued 1,700,000 shares of common stock in the exchange for full settlement of a $400,000 compensation debenture and another $240,000 convertible debenture. The combined carrying value of both debentures amounted to $685,000 which included the fair value of an embedded conversion option and accrued interest. The fair market value the stock was $850,000 on the date of settlement. We realized a $165,000 loss on early extinguishment of debt as a result of the settlement.

In addition, on June 5, 2006 we issued to Cornell an amended and restated convertible debenture that consolidated all outstanding amounts of the convertible debenture issued by Texas Prototypes, Inc. to Cornell on June 15, 2005 in the amount of $550,000, plus accrued and unpaid interest in the amount of $27,000 through June 5, 2006, for the principal sum of $577,000. We reviewed EITF 05-07 “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues” and EIFT 96-19 “Debtor's Accounting for a Modification or Exchange of Debt Instruments” and deemed that the modifications and amendments were substantial and determined that debt extinguishment had occurred as the cash flow effect (including the changes in fair value of the embedded conversion option) on a present value basis exceeded 10%. We recorded a gain on extinguishment debt of $630,000 in the consolidated statements of operations as a result of the modification.

Six-Months Ended June 30, 2006 (“2006”) Compared To The Six-Months Ended June 30, 2005 (“2005”)

Revenues

We currently derive almost all of our revenue from our prototyping and assembly and material supply chain management services. Prototyping services are priced based on the complexity, time-to turn and volume of the customer project. Our material supply chain management services are priced at the cost of the material plus 5% to 25%. Total revenues increased 35% from $2,557,000 in 2005 to $3,442,000 in 2006 or by $885,000. Material supply chain management services decreased 5% from $1,248,000 in 2005 to $1,187,000 in 2006. Prototyping and assembly services increased 72% from $1,309,000 in 2005 to $2,255,000 in 2006 or $946,000. In 2006, we had sales of $672,000 to several new customers related to build-to-order tele-communications product assemblies. The remaining increase in revenues is attributed to an increasing customer base and continued demand from existing customers. We had no Photonics Prototyping revenues in 2005 or in 2006. We continue to offer photonics prototyping services to customers. We expanded our customer base from 63 in 2005 to 93 in 2006 and had current active customers for the six months of 32 and 44 for 2005 and 2006, respectively. Our top five customers accounted for 68% of revenue in 2005 and 63% of revenue in 2006.

Cost of Sales and Gross Profit

Cost of sales consists of direct material, manufacturing overhead, labor costs, depreciation expense on machinery and equipment, equipment lease, and set-up and tooling charges associated with performing our services. Cost of sales increased from $1,707,000 in 2005 to $2,215,000 in 2006 or $508,000. Direct material costs and production supplies increased from $1,227,000 in 2005 to $1,431,000 in 2006 or $204,000. Manufacturing overhead and labor cost increased from $264,000 in 2005 to $535,000 or $271,000 in 2006 due to increased headcount and higher manufacturing overhead allocations due to expanded operations. Contract labor directly attributable to prototyping and assembly increased by $76,000 compared to 2005. Depreciation on equipment increased by $5,000 compared to 2005 in line with capital expenditures.

Gross profit is dependent on the scope and the nature of the customer project and thus can vary significantly. Customer projects requiring a turnkey solution which includes both prototyping and material supply chain management services typically results in a lower margin than prototyping services only. Margins on prototyping services can range from 40% to 85% while margins on material supply chain management services can range from 5% to 25%.

Gross profit increased from $850,000 in 2005 to $1,227,000 in 2006 or 377,000. Revenues increased for the same period by $885,000. During the same period the gross margin increased from 33% in 2005 to 36% in 2006 due to a positive change in revenue mix

Selling, General and Administrative Expenses

Selling general & administrative expense (“SG&A”) consists of personnel costs including taxes and benefits, rent and utilities, contract labor, insurance, professional fees, marketing, telecommunication, Internet costs, and other administrative expenses. SG&A expenses increased by $148,000 from $1,169,000 in 2005 to $1,317,000 in 2006. In 2006, we incurred approximately $52,000 in legal, accounting and other professional fees related to the merger between YTXP and its wholly owned subsidiary and Texas Prototypes, Inc. Personnel costs increased as costs increased from $723,000 in 2005 to $971,000 in 2006 or by $248,000. We created and filled several new positions including three Vice Presidents, Chief Technology Officer and an administrative clerical position subsequent to June 2005. Certain personnel have received raises from the prior year. Rent and utilities decreased $44,000 as result of increased allocations to manufacturing overhead as operations expanded. Sales and Marketing decreased $71,000 due to cost incurred in 2005 related to a trade show that we did not participate in 2006. We also incurred one-time moving fees of $11,000 in Q1 2005 in connection with the new lease.

Depreciation Expense

Depreciation expense, net amounts included as a component of cost of sales, increased from $26,000 in 2005 to $42,000 in 2006. The increase was in-line with capital expenditures and depreciable asset base.

Net Interest Expense

Net interest expense increased from $82,000 in 2005 to $326,000 in 2006 or by $244,000. Approximately $212,000 of the increase relates to additional amortization of note discounts on our secured convertible debentures issued to Cornell Capital. Additionally, we had additional interest expense of $18,000 in 2006 on the $550,000 convertible debenture issued to Cornell in June of 2005 which was subsequently amended in June of 2006. The remaining increase in interest expense relates to increases on the outstanding balances of our line credit and capital lease obligations from 2005 to 2006.

Change in Fair Value of Derivative Financial Instruments

Change in fair value of derivative financial instruments increased from $0 in 2005 to $4,323,000 in 2006. We account for all derivative financial instruments in accordance with SFAS No. 133. Derivative financial instruments are initially recorded as liabilities in the consolidated balance sheet, at fair value. Derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded in our consolidated statement of operations as “Changes in Fair Value of Derivative Financial Instruments” in the period in which the changes occur. As a result, our financial statements may fluctuate from quarter-to-quarter based on factors, such as the price of our stock at the balance sheet date, the amount of shares converted by note holders and/or exercised by warrant holders. Consequently, our financial position and results of operations may vary from quarter-to-quarter based on conditions other than our operating revenues and expenses.

Net Gain on Early Extinguishment of Debt

Net gain on early extinguishment of debt increased from $0 in 2005 to $465,000 in 2006. In June of 2006, we issued 1,700,000 shares of common stock in the exchange for full settlement this $400,000 compensation debenture and another $240,000 convertible debenture. The combined carrying value of both debentures amounted to $685,000 which included the fair value of an embedded conversion option and accrued interest. The fair market value the stock was $850,000 on the date of settlement. We realized a $165,000 loss on early extinguishment of debt as a result of the settlement.

In addition, on June 5, 2006 we issued to Cornell an amended and restated convertible debenture that consolidated all outstanding amounts of the convertible debenture issued by Texas Prototypes, Inc. to Cornell on June 15, 2005 in the amount of $550,000, plus accrued and unpaid interest in the amount of $27,000 through June 5, 2006, for the principal sum of $577,000. We reviewed EITF 05-07 “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues” and EIFT 96-19 “Debtor's Accounting for a Modification or Exchange of Debt Instruments” and deemed that the modifications and amendments were substantial and determined that debt extinguishment had occurred as the cash flow effect (including the changes in fair value of the embedded conversion option) on a present value basis exceeded 10%. We recorded a gain on extinguishment debt of $630,000 in the consolidated statements of operations as a result of the modification.

Liquidity and Capital Resources

Our principal potential sources of liquidity are cash on hand, cash generated from current revenues and cash provided from financing activities. As of June 30, 2006, we had cash and cash equivalents of $205,000.

During 2006, we used $735,000 in operating activities compared to using $412,000 during 2005. Cash used in operating activities during 2006 reflects $4,298,000 in net loss, $123,000 in depreciation, $248,000 in debt discount amortization, $465,000 in gain on extinguishment of debt, $18,000 in gain on sale of fixed assets, and $4,323,000 in change in fair value of derivative financial instruments. Accounts receivable, inventory, other current assets, deferred offering costs, and other assets increased by $553,000, $99,000, $32,000, $9,000 and $1,000 respectively, decreasing working capital. We obtained cash for working capital changes consisting of increases in accounts payable and accrued expenses of $29,000 and $17,000, respectively.

Cash used in operating activities during 2005 reflects $427,000 in net loss, $102,000 of depreciation and amortization, $45,000 in stock compensation, and amortization of debt discount of $35,000. Accounts receivable, inventory, other current assets and deferred offering costs increased by $831,000, $3,557,000, $86,000 and $60,000, respectively, decreasing working capital. We obtained net cash from working capital changes of $4,367,000 consisting of increases in accounts payable, accrued expenses, and deferred revenue of $2,656,000, 86,000 and $1,501,000 respectively as well as a decrease in other assets of $124,000.

During 2006, we used $95,000 in investing activities reflecting capital expenditures for plant, property and equipment and software of $155,000 net of $60,000 in proceeds received from the sale of fixed assets.

During 2005, we used $340,000 in investing activities reflecting capital expenditures for plant, property and equipment and software.

During 2006, financing activities provided net cash of $693,000 as the result of issuances of $550,000 in convertible debentures to Cornell Capital partially offset by fees paid of $65,000 to secure the transaction as well as proceeds from an unsecured note payable from the majority shareholder for $150,000 and a draw down on our line of credit for $150,000. Total repayments on debt amounted to $87,000.

During 2005, financing activities provided $445,000 the result of issuing a $550,000 convertible debenture to Cornell Capital net discounts of $70,000. We received cash proceeds of $34,000 from a note payable to a financial institution. Total repayments on debt amounted to $74,000.

In August 2004, we entered into a Standby Equity Distribution Agreement. Under this agreement, we may issue and sell common stock to Cornell Capital Partners for a total purchase price of up to $15.0 million. Subject to certain conditions, we will be entitled to commence drawing down on the Standby Equity Distribution Agreement when the sale of common stock under the Standby Equity Distribution Agreement is registered with the SEC and the authorization for quotation on the National Association of Securities Dealers OTC Bulletin Board is obtained and we are within the commitment period as defined under the terms of the agreement. The commitment period shall mean the period commencing on the earlier to occur of the effective date, or such earlier date as we and Cornell may mutually agree in writing, and expiring on the earliest to occur of the date on which Cornell shall have made payment of advances pursuant to this agreement in the aggregate amount of $15,000,000, or the date occurring 24 months after the effective date of the registration statement.

The purchase price for the shares will be equal to 100% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. A cash fee equal to 5% of the cash proceeds of the draw down is also payable at the time of funding. To date, we have not drawn down on the Standby Equity Distribution Agreement.

The Securities and Exchange Commission will not allow registration of its shares as required by Cornell Capital under the Standby Equity Distribution Agreement until such time as the convertible debentures (See Note 9 to the accompanying financial statements as of June 30, 2006) have been repaid or are revised to have a fixed conversion price rather than a floating conversion price based upon the market price of our common stock.

In conjunction with the Standby Equity Distribution Agreement, we issued a $400,000 compensation debenture to Cornell Capital. In June of 2006, the company issued 1,700,000 shares of common stock in the exchange for full settlement of this $400,000 compensation debenture and another $240,000 convertible debenture. The combined carrying value of both debentures amounted to $685,000 which included the fair value of an embedded conversion option and accrued interest. The fair market value of the stock was $850,000 on the date of settlement. We realized a $165,000 loss on early extinguishment of debt as a result of the settlement. At the time of issuance, the $400,000 debenture was recorded as a liability and as a deferred offering cost on the balance sheet. The deferred offering cost will be netted ratably with the proceeds from the issuance and sale of common stock under the Standby Equity Distribution Agreement. In the event we do not issue and sell the entire amount of $15,000,000 of common stock under the stock equity distribution by the end of the two-year term the remaining deferred offering cost will be expensed.

August 2005 Secured Convertible Debt

In August of 2004, Texas Prototypes, Inc entered into Securities Purchase agreements with Cornell and Mobilepro Corp. for a secured convertible debenture of $1,400,000 ($700,000 to each) bearing interest at five percent (5%). These convertible debentures have a term of three years and are convertible at the holder's option. If the convertible debentures have not been converted on the third anniversary they will be automatically converted into common stock. At any time we may elect to redeem all or any portion of the convertible debentures at the price of 120% of the amount redeemed plus accrued interest. If we use this option they must then issue the holder of the debenture 50,000 warrants for every $100,000 redeemed. The warrants will have a two-year term and will be excisable at the fixed price of $.157 per share. The convertible debenture was assumed by us upon completion of the merger in April of 2006.

There are two ways this convertible debenture can be converted to common stock. First, the debentures are convertible at a fixed price of $0.157 per shares (“Fixed Price”). Second, the debentures are convertible at an amount equal to eighty percent (80%) of the volume weighted average price of TXP' common stock, as quoted by Bloomberg, LP, for the five days immediately preceding the conversion date (“Variable Price”). The conversion price elected will be the lower of fixed or variable price at the date of election to convert by the holder. The conversion term expires August 25, 2007.

In Q2 of 2006, upon completion of the merger and assumption of all liabilities of Texas Prototypes, Inc including the secured debenture, the contingencies related to the future event of our common stock being quoted and traded on either the over-the-counter bulletin board, NASDAQ small cap market or American Stock Exchange was resolved. Certain conversion options were then deemed to be financial derivatives under SFAS 133 and EITF 00-19. The derivatives were bifurcated and recorded at fair value and is reflected on the balance sheet at June 30, 2006. The derivatives are adjusted to fair value at each reporting period.

In June of 2006, we issued 923,657 shares of common stock to Cornell Capital in conversion of $145,000 of this convertible debenture. The conversion price was equal to $0.157 per share in accordance with the debenture agreement.

This convertible debenture was originally discounted by $200,000 which were fees paid to the lenders and further discounted by $1,200,000 upon bifurcation and recording at fair value certain financial derivative instruments embedded within the note in Q2 2006. The discount is being amortized over the life of the notes of three years. At June 30, the convertible debenture had balance of $245,000 net $1,010,000 of unamortized discount. As of June 30, 2006, approximately $128,000 of interest has been accrued

June 5, 2006 Secured Convertible Debentures and Warrants

On June 5, 2006, we consummated a securities purchase agreement dated June 5, 2006 with Cornell providing for the sale by the company to Cornell of our 10% secured convertible debentures in the aggregate principal amount of $1,127,000. We also issued to Cornell warrants to purchase 1,850,000 and 1,850,000 shares of common stock at a price equal to $0.60 and $0.75 per share, respectively. The warrants expire five years from the date of issuance.

The first debenture amounting to $550,000 matures on the third anniversary of the date of issuance and we are not required to make any payments until the maturity date. The debentures are convertible at any time into shares of common stock at a conversion price per share equal to the lesser of (i) $0.50, or (ii) 95% of the lowest daily volume weighted average price of the common stock, as quoted by Bloomberg, LP, for the 30 trading days immediately preceding the date of conversion (“Variable Market Price”). Unless waived by us, the holders may not, together with their affiliates, convert more than an aggregate of $150,000 in any 30-day period of principal amount of the debentures at the Variable Market Price. We have the right to redeem a portion or all amounts outstanding under the debentures prior to the maturity date at a 20% redemption premium provided that the closing bid price of the common stock is less than $0.50. The convertible debentures are secured by substantially all our assets. At June 30, the convertible debenture had balance of $15,000 net $535,000 of unamortized discount. As of June 30, 2006, approximately $4,000 of interest has been accrued.

In addition, on June 5, 2006 we issued to Cornell an amended and restated convertible debenture, on the same terms and conditions as set forth above which consolidates all outstanding amounts of the convertible debenture issued by Texas Prototypes, Inc. to Cornell on June 15, 2005 in the amount of $550,000, plus accrued and unpaid interest in the amount of $27,000 through June 5, 2006, for the principal sum of $577,000. We reviewed EITF 05-07 “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues” and EIFT 96-19 “Debtor's Accounting for a Modification or Exchange of Debt Instruments” and deemed that the modifications and amendments were substantial and determined that debt extinguishment had occurred as the cash flow effect (including the changes in fair value of the embedded conversion option) on a present value basis exceeded 10%. We recorded a gain on extinguishment debt of $630,000 in the consolidated statements of operations as a result of the modification. At June 30, the amended and restated convertible debenture had balance of $16,000 net $561,000 of unamortized discount. As of June 30, 2006, approximately $4,000 of interest has been accrued.

We accounted for the embedded conversion features within the debentures and freestanding warrants discussed above pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” (“EITF 00-19”) which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. In accordance with EITF 00-19, certain warrants to purchase common stock and embedded conversion options are accounted for as liabilities at fair value and the unrealized changes in the values of these derivatives are recorded in our consolidated statement of operations as “Changes in Fair Value of Derivative Financial Instruments”. The recognition of derivative liabilities is applied first to the proceeds of such issuance, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized in our consolidated statement of operations as “Changes in Fair Value of Derivative Financial Instruments.”

Registration Rights Agreement

In connection with the all of the above secured convertible debenture and warrants, we entered into registration rights agreements providing for the filing of a registration statement with the Securities and Exchange Commission registering the common stock issuable upon conversion of the debentures and exercise of the warrants. We are obligated to file the Registration Statement no later than 45 days from the date of closing and to use its best efforts to cause the Registration Statement to be declared effective no later than 120 days after filing and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the debentures and exercise of the warrants have been sold. In the event of a default of our obligations under the Registration Rights Agreements, including our agreement to file the Registration Statement with the Securities and Exchange Commission no later than 45 days from the date of closing, or if the Registration Statement is not declared effective within 120 days of filing, it is required that we pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the debentures. We obtained a waiver from Cornell Capital extending the deadline for filing of the registration statement until August 31, 2006.

On April 1, 2006, we renewed our revolving line of credit for $500,000. The line of credit has a one-year term with a variable interest rate of prime plus 2%. The line of credit is secured by all our assets. The majority shareholder has provided his personal guarantee on this loan (See NOTE 4). Interest payments are due monthly beginning April 1, 2006 and the principal is due when the one-year term expires. The line of credit has provisions that the maximum We may have outstanding is $500,000 or 70% of the borrowing base whichever is less. The borrowing base is defined as the value of accounts receivable less than 90 days past their invoice date. We were in compliance with these provisions as of June 30, 2006 and December 31, 2005. The revolving line credit also has financial and non-financial covenants. At June 30, 2006, we were in default due to failure to maintain certain covenants as provided for in the loan agreement. However, the lending institution subsequently waived non-compliance of the covenants. The balance outstanding on the note at June 30, 2006 and December 31, 2005 was $400,000 and $250,000 respectively.

On July 28, 2006, we entered into an Agreement with an accredited investor pursuant to which we issued to the investor five-year warrants to purchase an aggregate of 320,000 shares of common stock as consideration for the investor agreeing to pledge an aggregate of $2,000,000 in free-trading shares of common stock of Adobe Systems Incorporated (NASDAQ:ADBE), Fossil Incorporated (NASDAQ:FOSL) or such other shares of free-trading common stock having a value of $2,000,000 in the aggregate beneficially owned by the Investor as may be agreed upon between the parties (the “Collateral”). The Collateral is to be pledged on our behalf in favor of First Bank of Canyon Creek, or such other lending or financing institution as may be agreed upon between the parties (a “Lender”), as Collateral for a loan to be obtained by us from a Lender in an amount up to $2,000,000 with a term of up to 2 years (the “Term”), which will be further guaranteed personally and through the pledge of common stock beneficially owned by our Chief Executive Officer. The warrants are exercisable into shares of our common stock at a price equal to $0.50 per share. As additional consideration of the investor’s agreement to pledge the Collateral to a Lender, we agreed to pay to the investor a one-time commitment fee, during the Term, of $40,000 (the “Commitment Fee”) no later than 90 days after the Collateral is deposited into the account of a Lender; provided, however, that we shall pay an additional Commitment Fee within 90 days after the renewal of the Loan by a Lender. We plan to finalize the loan facility with the First Bank of Canyon Creek in early Q3 2006.

Except for the financing agreements with Cornell Capital discussed above, existing financing arrangements, borrowing capacity created by the investor agreeing to pledge collateral, and revenue generated through its operations, we have no other significant sources of working capital or cash commitments. In addition, the Securities and Exchange Commission will not allow registration of its shares as required by Cornell Capital under the Standby Equity Distribution Agreement until such time as the convertible debentures have been repaid or are revised to have a fixed conversion price rather than a floating conversion price based upon the market price of the common stock. Accordingly, we cannot rely upon access to the $15,000,000 standby equity distribution agreement until either of those events occur and there is no assurance that these events will occur. Further no assurance can be given that we will raise sufficient funds from such financing arrangements, or that we will ever produce sufficient revenues to expand our operations to a desirable level, or that a market will develop for our common stock upon which a significant amount of our financing is dependent.

Management believes that the financing arrangements in place or those that will be in place are sufficient to satisfy our cash requirements for the next twelve months. Management is not depending upon the Standby Equity Distribution Agreement to meet our cash requirements for the next twelve months. If we are unable to recognize sufficient proceeds from these arrangements, management believes that we can limit our operations, defer payments to management and maintain our business at nominal levels until we can identify alternative sources of capital.

Off-Balance Sheet Arrangements.

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2005 ("2005") TO THE YEAR ENDED DECEMBER 31, 2004 ("2004")

Revenues

TXP currently derives almost all of our revenue from our prototyping and material supply chain management services. Prototyping services are priced based on the complexity, time-to turn and volume of the customer project. TXP's material supply chain management services are priced at the cost of the material plus 5% to 25%. Revenues increased 178% from $3,381,000 in 2004 to $9,400,000 in 2005 or by $6,019,000. Material supply chain management services increased 69.6% from $1,355,000 in 2004 to $2,298,000 in 2005. Prototyping and assembly services decreased 5.5% from $2,026,000 in 2004 to $1,914,000 in 2005. Photonics Prototyping increased from $0 in 2004 to $5,188,000 in 2005. Photonics prototyping accounted for 86% of the overall increase in revenues. These revenues were from a single customer and project and represent a new revenue source for TXP as we expanded our offering in 2005 to include photonics prototyping. The photonics project began in Q2 2005 and was completed prior to the end of Q3 2005. We have not contracted any additional projects with this single customer subsequent to the completion of the $5,188,000 photonics project. The company will continue to offer photonics prototyping services to customers. The increase in revenues is attributed to an increasing customer base, continued demand from existing customers, and more customers electing a turnkey solution which includes both prototyping and assembly and material supply chain services for their projects. TXP expanded its customer base from 52 in 2004 to 86 in 2005. TXP's top five customers accounted for 80% and 73% of revenue in 2005 and 2004, respectively.

Cost of Sales and Gross Profit

Cost of sales consists of direct material, manufacturing overhead, labor costs, depreciation expense on machinery and equipment, equipment lease, and set-up and tooling charges associated with performing our services. Cost of sales increased from $1,974,000 in 2004 to $6,916,000 in 2005. Direct material costs related to supply chain management services increased from $1,447,000 in 2004 to $1,847,000 in 2005 or $400,000 as revenues from supply chain management services increased 70% in 2005 compared to 2004. Direct labor costs increased from $195,000 in 2004 to $529,000 in 2005 as TXP increased headcount and reallocated certain employees to handle increasing operations. Set-up and tooling charges increased from $17,000 in 2004 to $63,000 in 2005 as the number and complexity of customer projects expanded as compared to 2004. Depreciation on equipment increased by $44,000 compared to 2004 in line with capital expenditures. Direct costs related to our photonics prototyping project increased from $0 in 2004 to $4,133,000 in 2005 and includes direct labor and material costs attributable to the project.

Gross profit is dependent on the scope and the nature of the customer project. Customer projects requiring a turnkey solution which includes both prototyping and material supply chain management services typically results in a lower margin than prototyping services only. Margins on prototyping services can range from 40% to 85% while margins on material supply chain management services can range from 5% to 25%.

Gross profit increased from $1,407,000 in 2004 to $2,484,000 in 2005. During the same period the gross margin declined from 42% in 2004 to 26% in 2005 due to the change in revenue mix - especially the photonics projects where the Company realized a gross margin of approximately 20%, and increased sales of material supply chain management services in 2005.

Selling, General and Administrative Expenses

SG&A expense consists of personnel costs including taxes and benefits, rent and utilities, contract labor, insurance, professional fees, marketing, telecommunication, internet costs, and other administrative expenses. SG&A expenses increased by $1,101,000 from $1,499,000 in 2004 to $2,600,000 in 2005. Personnel costs represented the single largest increase as costs increased from $968,000 in 2004 to $1,770,000 in 2005 or by $802,000. Total headcount for TXP was 37 and 28 employees at December 31, 2005 and 2004, respectively. In Q4 2004, 7 employees were hired and in 2005 14 employees were hired and 5 were terminated. The increase reflects the addition of employees to support several new service offerings including pre-manufacturing services for photonics, optoelectronics, mechanical engineering and printed circuit board lay-out. In addition, in 2005 the newly created positions for Chief Financial Officer, and Vice President were created and filled. Marketing increased $91,000 due to efforts to increase our product and service awareness. Rent and utilities increased $143,000 as result of a new lease agreement as facilities square-footage doubled to support additional operations. TXP also incurred one-time moving fees of $11,000 in connection with the new lease.

Depreciation Expense

Depreciation expense, net amounts included as a component of cost of sales, increased from $31,000 in 2004 to $54,000 in 2005. The increase was in-line with capital expenditures and depreciable asset base.

Net Interest Expense

Net interest expense increased from $69,000 in 2004 to $411,000 in 2005 or by $342,000. $215,000 of increase relates to interest to finance the purchase of materials related to our photonics prototyping project. Approximately $108,000 of the increase relates to interest on $1,400,000 in convertible debentures issued to Cornell Capital Partners, LP that originated in August of 2004 and amortization of the related $200,000 discount. Approximately $27,000 of the increase relates to interest on $550,000 in convertible debentures issued to Cornell Capital that originated in June of 2005 and amortization of the related $65,000 discount. Interest Income increased from cash held in interest bearing accounts was approximately $4,000 in both 2005 and 2004.

Liquidity and Capital Resources

TXP's principal potential sources of liquidity are cash on hand, cash generated from current revenues and cash provided from financing activities. As of December 31, 2005, TXP had cash and cash equivalents of $342,000.

During the year ended December 31, 2005 TXP used $320,000 in operating activities compared to using $352,000 during 2004. Cash used in operating activities during 2005 reflects $595,000 in net loss, $218,000 in depreciation, $80,000 in debt discount amortization, $45,000 in stock compensation expense, and $14,000 in loss on sale of fixed assets. Accounts receivable, inventory, other current assets, and deferred offering costs increased by $194,000, $33,000, $16,000 and $213,000 respectively decreasing working capital. TXP obtained cash for working capital changes consisting of increases in accounts payable and accrued expenses of $245,000 and $68,000 as well as a decrease in other assets of $61,000.

Cash used in operating activities during 2004 reflects $207,000 in net loss, $151,000 of depreciation and amortization, $60,000 in consulting services paid for with common stock, bad debt provision of $7,000 and amortization of debt discount of $22,000. Accounts receivable, inventory, other assets and deferred offering costs increased by $402,000, $85,000, $149,000 and $75,000, respectively decreasing working capital. The company obtained net cash from working capital changes of $326,000 consisting of increases in accounts payable, accrued expenses, deferred taxes and decreases in other receivables and other assets partially offset by a decrease in accrued lease equipment lease.

During 2005, TXP used $444,000 in investing activities reflecting capital expenditures for plant, property and equipment and software of $492,000 net of $48,000 in proceeds received from the sale of company vehicles. During 2004, TXP used $276,000 in investing activities reflecting capital expenditures for plant, property and equipment.

During 2005, financing activities provided net cash of $455,000 as the result of issuances of $550,000 in convertible debentures to Cornell Capital partially offset by fees paid of $65,000 to secure the transaction as well as short term note payable from a private investor for $250,000 and a draw down our line of credit for $80,000. TXP also had proceeds from other notes payables and capital lease obligations of $96,000. Total repayments on debt amounted to $456,000. During 2004, financing activities provided $1,246,000 the result of issuing a $1,400,000 convertible debenture to Cornell Capital net discounts of $200,000. TXP received cash proceeds of $120,000 and $45,000 from its line of credit and from a note payable to a financial institution, and made notes payable payments of $119,000.

On July 30, 2004, TXP issued to Mobilepro Corp. 2,763,180 shares of TXP's common stock pursuant to the terms of a Business Development Agreement. TXP did not receive any cash as a result of this agreement.

On August 25, 2004, TXP entered into a Standby Equity Distribution Agreement. Under this agreement, TXP may issue and sell its shares of common stock to Cornell Capital for a total purchase price of up to $15.0 million. Subject to certain conditions, TXP will be entitled to commence drawing down on the Standby Equity Distribution Agreement when the sale of its common stock under the Standby Equity Distribution Agreement is registered with the SEC and the authorization for quotation on the National Association of Securities Dealers OTC Bulletin Board is obtained and TXP is within the commitment period as defined under the terms of the agreement. The commitment period shall mean the period commencing on the earlier to occur of the effective date, or such earlier date as TXP and Cornell may mutually agree in writing, and expiring on the earliest to occur of the date on which Cornell shall have made payment of advances pursuant to this agreement in the aggregate amount of $15.0 million, or the date occurring 24 months after the effective date of the Standby Equity Distribution Agreement.

TXP has entered into convertible debentures with Cornell Capital discussed below. These convertible debentures allow Cornell Capital to convert the principal and interest into shares of TXP common stock based upon floating market prices of TXP common stock. The Securities and Exchange Commission will not allow registration of its shares as required by Cornell Capital under the Standby Equity Distribution Agreement until such time as the convertible debentures have been repaid or are revised to have a fixed conversion price rather than a floating conversion price based upon the market price of the TXP common stock. Accordingly, TXP cannot rely upon access to the $15,000,000 standby equity distribution agreement until either of those events occur and there is no assurance that these events will occur. See "Risk Factors."

The purchase price for the shares will be equal to 100% of the market price, which is defined as the lowest closing bid price of TXP's common stock during the five trading days following the notice date. A cash fee equal to five percent (5%) of the cash proceeds of the draw down is also payable at the time of funding. To date, TXP has not drawn down on the Standby Equity Distribution Agreement.

The $15,000,000 Standby Equity Distribution Agreement will survive the merger and be available to TXP, as the combined company.

In conjunction with the Standby Equity Distribution Agreement, TXP issued a $400,000 compensation debenture to Cornell Capital. The first payment on this note becomes due and payable on the first trading day of the third month after a registration statement filed to register the shares issuable upon conversion of the $1,400,000 in convertible debentures issued to Cornell Capital and Mobilepro Corp. ("Mobilepro") is declared effective by the SEC, with each successive payment being due and payable on the first trading day of each succeeding month thereafter until all principal has been paid. Each payment shall be $40,000 and may be paid in common stock (convertible at the volume weighted average price of the common stock as quoted on the over-the-counter bulletin board, NASDAQ small cap market or American Stock Exchange for the five (5) trading days immediately preceding the date the payment is due and successful registration of the shares under the Securities Act of 1933) at TXP's option. The $400,000 debenture was recorded as a liability and as a deferred offering cost on TXP's balance sheet. The deferred offering cost will be netted ratably with the proceeds from the issuance and sale of common stock under the Standby Equity Distribution Agreement. In the event, TXP does not issue and sell the entire amount of $15,000,000 of common stock under the stock equity distribution by the end of the two-year term, the remaining deferred offering cost will be expensed.

In August 2004, TXP entered into a Securities Purchase Agreement with Cornell Capital and Mobilepro for a secured convertible debenture of $1,400,000 ($700,000 to each) bearing interest at five percent (5%). In 2005, Cornell purchased $700,000 in convertible debentures from Mobilepro and holds all of $1,400,000 in convertible debentures as of December 31, 2005. As of December 31, 2005, approximately $93,000 of interest has been accrued. These convertible debentures have a term of three years expiring August 27, 2007 and are convertible at the holder's option. There are two ways the $1,400,000 convertible debentures can be converted by Cornell Captital to common stock of TXP. First, the debentures are convertible at 110% of a post-money market capitalization of $15 million (which shall be calculated by dividing the product of 110% times 15,000,000 by the total outstanding capital stock of TXP on a fully-diluted basis as of the date the TXP's Common Stock is first quoted on the Principal Market). Second, the debentures are convertible at an amount equal to 80% of the volume weighted average price of TXP' common stock, as quoted by Bloomberg, LP, for the five days immediately preceding the conversion date. The conversion terms of convertible security are contingent upon the future event of TXP common stock being quoted and traded on either the over-the-counter bulletin board, NASDAQ small cap market or American Stock Exchange. Further, once the contingency is resolved, the conversion option will be deemed a derivative under SFAS 133 which requires that the conversion option be separated from the host contract and recorded at fair value and subsequently adjusted to fair value at each reporting period. If the convertible debentures have not been converted on the third anniversary they will be automatically converted into common stock of TXP. At any time TXP may elect to redeem all or any portion of the convertible debentures at the price of one hundred twenty percent (120%) of the amount redeemed plus accrued interest. If TXP uses this option it must then issue the holder of the debenture 50,000 warrants for every $100,000 redeemed. The warrants will have a two-year term and will be excisable at one hundred ten (110%) of a post-money market capitalization of $15 million (which shall be calculated by dividing the product of 110% times 15,000,000 by the total outstanding capital stock of TXP on a fully-diluted basis as of the date the TXP's Common Stock is first quoted on the Principal Market).

The $1,400,000 convertible debentures were discounted by $200,000 which were fees paid to the lender, such discount to be amortized over the life of the notes or three years. At December 31, 2005 TXP had amortized $89,000 of the note discount.

The combined company after the merger will assume the obligations of TXP for the $1,400,000 in convertible debentures held by Cornell Capital.

On June 15, 2005, TXP entered into a Securities Purchase Agreement with Cornell Capital for a secured convertible debenture of $550,000 bearing interest at 5%. As of December 31, 2005, approximately $15,000 of interest has been accrued. These convertible debentures have a term of three years and are convertible at the holder's option. If the convertible debentures have not been converted on the third anniversary they will be automatically converted into common stock of TXP. At any time TXP may elect to redeem all or any portion of the convertible debentures at the price of 120% of the amount redeemed plus accrued interest. If TXP uses this option it must then issue the holder of the debenture 50,000 warrants for every $100,000 redeemed. The warrants will have a two-year term and will be excisable at one hundred ten (110%) of a post-money market capitalization of $15 million (which shall be calculated by dividing the product of 110% times 15,000,000 by the total outstanding capital stock of TXP on a fully-diluted basis as of the date the TXP's Common Stock is first quoted on the Principal Market).

There are two ways the $550,000 convertible debentures can be converted to common stock of TXP. First, the debentures are convertible at 110% of a post-money market capitalization of $15 million (which shall be calculated by dividing the product of 110% times 15,000,000 by the total outstanding capital stock of TXP on a fully-diluted basis as of the date the TXP's Common Stock is first quoted on the Principal Market). Second, the debentures are convertible at an amount equal to 80% of the volume weighted average price of TXP' common stock, as quoted by Bloomberg, LP, for the five days immediately preceding the conversion date. The conversion term expires June 15, 2008. The conversion terms of convertible security are contingent upon the future event of TXP common stock being quoted and traded on either the over-the-counter bulletin board, NASDAQ small cap market or American Stock Exchange. Further, once the contingency is resolved, the conversion option will be deemed a derivative under SFAS 133 which requires that the conversion option be separated from the host contract and recorded at fair value and subsequently adjusted to fair value at each reporting period. The $550,000 convertible debentures were discounted by $65,000 which were fees paid to the lender, such discount to be amortized over the life of the notes of three years. At December 31, 2005 TXP had amortized $11,000 of the note discount.

The combined company after the merger, will assume the obligations of TXP for the $550,000 in convertible debentures held by Cornell Capital.

TXP expects to amend the $550,000 convertible debenture with Cornell Capital issued in June of 2005 in accordance with a summary term sheet that it executed with Cornell Capital in April of 2006. The term sheet provides for a bridge debenture in the amount of $1,100,000, adding the $550,000 already disbursed by Cornell Capital to TXP under the convertible debentures in June of 2005. The significant terms of the agreement are currently being negotiated. TXP must pay a commitment fee of 10% of the commitment amount paid upon each disbursement under the convertible bridge debenture.

On March 1, 2005 TXP renewed its revolving line of credit for $250,000. The line of credit has a one year term with a variable interest rate of prime plus 2%. The line of credit is secured by all assets of the company. Interest payments are due monthly beginning April 1, 2005 and the principal is due when the one year term expires or March 31, 2006. The balance outstanding on the note at December 31, 2005 was $250,000. The line of credit has no financial covenants but it does have provisions that the maximum TXP may have outstanding is $250,000 or 70% of the borrowing base whichever is less. The borrowing base is defined as the value of accounts receivable less than 90 days past their invoice date. TXP was in compliance with these provisions as of December 31, 2005.

Except for the financing agreements with Cornell Capital discussed above, existing financing arrangements, and revenue generated through its operations, TXP has no other significant sources of working capital or cash commitments. In addition, the Securities and Exchange Commission will not allow registration of its shares as required by Cornell Capital under the Standby Equity Distribution Agreement until such time as the convertible debentures have been repaid or are revised to have a fixed conversion price rather than a floating conversion price based upon the market price of the TXP common stock. Accordingly, TXP cannot rely upon access to the $15,000,000 standby equity distribution agreement until either of those events occur and there is no assurance that these events will occur. See "Risk Factors." Further no assurance can be given that TXP will raise sufficient funds from such financing arrangements, or that TXP will ever produce sufficient revenues to expand its operations to a desirable level, or that a market will develop for its common stock upon which a significant amount of TXP's financing is dependent.

Management believes that the financing arrangements in place are sufficient to satisfy TXP's cash requirements for the next twelve months. Management is not depending upon the Standby Equity Distribution Agreement to meet its cash requirements for the next twelve months. If TXP is unable to recognize sufficient proceeds from these arrangements, management believes that TXP can limit its operations, defer payments to management and maintain its business at nominal levels until it can identify alternative sources of capital.

Off-Balance Sheet Arrangements.

TXP does not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on its financial condition, revenues, results of operations, liquidity or capital expenditures.

BUSINESS

General

We are a global provider of Pre-Manufacturing Services for the electronics industry, supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. We excel in both design and supply chain solutions services for new product development which include PCB layout, signal integrity analysis, prototyping and quick-turn electronic assembly, new product introduction, pilot production, material supply chain development as well as the transfer of product build data into production.

Company History

We are a Nevada corporation formed in June 1994 under the name Cyber Synergy, Inc. to develop stock market related software applications. In November 1999, we changed our name to Jesse Livermore.com, Inc. In December 2001, we changed our name to Stock Market Solutions, Inc. (“SMS”).

Our company was originally founded to assist professional mutual and hedge fund traders and managers, as well as individual investors, to more skillfully trade in the stock market. We were inactive until entering the development stage in January 1999. We intended to offer a teaching and a computer-trading program designed to provide educational/instructional assistance and aid to those stock market traders who wish to learn how to trade in the stock market using a system previously developed by an early 20th century stock market trader, Jesse Livermore.

On June 13, 2005, we and our wholly-owned subsidiary of SMS entered into an Agreement and Plan of Merger with Texas Prototypes, Inc. (“TXP”) whereby SMS, following the effectuation of a 1 for 10 reverse stock split, issued shares of its common stock to TXP on May 4, 2006 equal to 94.7% of its total outstanding shares of common stock, or 89,298,042 shares, within ten days after completion of the closing conditions under the Merger Agreement, the principal requirement being the completion of the reverse stock split. In exchange, TXP issued 100% of the outstanding shares of common stock, or 221,051,400 shares, to SMS. TXP merged into a wholly owned subsidiary of SMS and the separate corporate existence of such subsidiary ceased. TXP continued as the surviving corporation.

On March 31, 2006, SMS obtained the majority vote of its shareholders necessary to effectuate the 1 for 10 reverse stock split. On April 26, 2006, the Certificate of Merger between TXP and a wholly owned subsidiary of SMS was filed with the Secretary of State of the State of Texas. The directors and officers of TXP were appointed directors and officers of the surviving corporation pursuant to which Michael C. Shores and Robert Bruce, the President and CFO of TXP, respectively, were appointed as directors and officers of SMS, and Richard Smitten resigned as the Chief Executive Officer and sole director of SMS. The parties completed the merger and satisfied all closing conditions as set forth in the Merger Agreement on April 28, 2006.

On April 21, 2006, we changed our name to YTXP Corporation, in anticipation of a reverse merger with a wholly owned subsidiary of SMS and Texas Prototypes, Inc., and our stock symbol was changed to “YTXO”. In addition, on July 14, 2006 we changed our name to TXP Corporation and our stock symbol was changed to “TXPO”. Further, on July 14, 2006 we amended our articles of incorporation to increase the number of authorized shares of our common stock from 100,000,000 shares to 300,000,000 shares

For accounting purposes, the acquisition has been treated as recapitalization of Texas Prototypes, Inc. with Texas Prototypes, Inc. as the acquirer and as the continuing reporting entity. Accordingly, financial statements filed for post-merger periods will depict the acquisition of YTXP by the accounting acquirer and will include financial statements of the accounting acquirer for the pre-merger comparable periods.

Description of Our Business

We are a global provider of Pre-Manufacturing Services for the electronics industry. We support original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. We focus in design and supply chain solutions services for new product development which include PCB layout, signal integrity analysis, prototyping and quick-turn electronic assembly, new product introduction, pilot production, material supply chain development as well as the transfer of product build data into production.

Our core technology focus is on complex printed circuit board assemblies for high speed, digital, analog, and RF technologies and other industries that require complementary service requirements. By working closely with our customers’ engineering groups and being highly responsive to their requirements throughout the design processes, we believe that we can be an integral part of its customers’ operations, accelerate their time-to-market and time-to-volume productions and reduce their overall product costs. We have three operating divisions that build on our core Design for Manufacturability foundation: TXP-Texas Prototypes, Photonics, and Packaging.

Our Services

Many within the electronics industry, including original equipment manufacturers, original design manufacturers, and contract manufacturers, frequently spend unnecessary money and time, bringing new products from prototype to mass production. We believe that outsourcing these pre-manufacturing services to us can rapidly and cost-effectively bridge the gap between engineering design and production by first validating the functionality of the product, and improving the product's manufacturability. This in turn accelerates our clients' time-to-market and may significantly reduce production costs.

Although our core business focus is the technology sector of the communications equipment industry, our customer base is growing and now spans a broad range of industry segments which include automotive, communications, computing (including desktop and notebook computers, peripherals, and storage) consumer, handheld devices, IT infrastructure, instrumentation, medical, military, and networking/datacom.

We believe that we have become an integral bridge between the engineering and manufacturing divisions of our customers. We offer customers supply-chain solutions and services that require the outsourcing of new product development, including prototyping and quick-turn electronic assembly, new product introduction, pilot production, material and supply chain management as well as the transfer of customers' product programs into production. By working closely with our customers and being highly responsive to their requirements throughout the design processes, our management believes that we can be an integral part of their operations, accelerate their time-to-market and time-to-volume production, and reduce their product costs.

Due to the intensely competitive nature of the electronics industry, the increasing complexity and sophistication of electronics products and the pressure on OEMs and CMs to reduce product costs, increasingly shorter product lifecycles, increased time-to-market needs, and the demand for the type of supply chain services, an increasing number of OEMs in the electronics industry utilize advanced electronics manufacturing services (EMS) providers, such as us, to assist with their business, product development and manufacturing strategies. This allows OEMs to take advantage of the global design, manufacturing and supply chain management expertise of EMS providers, in addition to EMS economies of scale, enabling OEMs to concentrate on intellectual property, product research and development, marketing and sales. Our management believes that by developing strategic relationships with the OEMs and CM providers, it can enhance their competitive position by:

o	Reducing design, engineering and product development costs;
o	Accelerating time-to-market and time-to-volume production;
o	Reducing capital investment requirements and fixed costs;
o	Improving inventory management and purchasing power;
o	Reducing the cost of new product introduction to production; and
o	Providing worldwide access and transfer of manufacturing and logistics.

We compete primarily in the time-critical segment of the EMS industry. We focus on prototyping and the quick turn market sector of the EMS industry, which at this point is highly fragmented. We compete against small independent private companies and integrated subsidiaries of large, broadly based volume producers, as well as the internal capacity of OEMs. Our management believes that competition in the market segment we serve is less driven by price because customers are willing to pay a premium for a responsive, broad-reaching capability to produce customized complex products in a very short time. Accordingly, we compete primarily on the basis of quick turnaround, product quality and customer service.

We believe, along with many of the CMs, that the market for EMS will continue to grow, driven largely by the need of OEMs for increased flexibility to respond to the rapid changes in markets and technologies and to reduce manufacturing costs. We further believe OEMs need advanced outsourced design, engineering and manufacturing capabilities to meet the increased complexity and shorter life cycles of today's electronic products.

Over the past two years, we have focused on enhancing our business by developing our services. Our management believes that we are now well positioned to help our customers with their entire product development and introduction processes, from prototyping through complete program transfer to volume production.

Our complete capabilities include:

o	Electronic technology manufacturing road mapping
o	New product development
o	PCB layout
o	Simulation
o	Test development
o	Quick-Turn prototyping assembly
o	Surface mount technology (SMT)
o	Backplanes
o	Optoelectronics
o	Photonics
o	Advanced packaging
o	Process development
o	Complex spot-builds
o	Pilot production
o	New product introduction
o	Mechanical engineering and thermal analysis
o	System assembly & integration
o	Production transfer
o	Global program transfer
o	Material and supply chain development

The foundation of our business strategy is to provide customers with the ability to focus on their core competencies of intellectual property, product development, marketing and branding, while utilizing global outsourcing supply chain partners to reduce product costs.

Our pre-manufacturing services strategy addresses the outsourcing supply chain model in the prototyping and quick turn market segments. The pre-manufacturing services that we provide in this market segment include engineering, product development, PCB layout, prototyping, design for ease of manufacturing, material supply chain development, and functional test development.

We are planning to expand our design and prototyping manufacturing resources, as well as providing additional technology prototyping services in advanced component packaging and photonics assembly services.

Prototyping

Our prototyping services are performed at our design facility in Richardson, Texas.

Prototyping - SMT. The components, subassemblies and finished products produced by our company incorporate advanced interconnect, miniaturization and packaging technologies, such as surface mount technology, multi-chip modules, ball grid array and micro ball grid array as well as chip scale packaging. We offer customers looking for prototype expertise in manufacturing a broad array of products, ranging from high-volume PC motherboards to advanced communication and networking cards. We have combined advanced assembly processes, innovative techniques, along with highly skilled personnel resources, to extend in the development of advanced assembly technology.

Prototyping -Photonics/Optoelectronics. We offer prototyping services of optical subsystems, with an emerging optical assembly integrator with engineering and assembly services for design, manufacturing and testing. Our capabilities include fiber splicing, connections and fiber routing for optoelectronic modules.

Our engineering staff works with our customers' engineers to develop a technology fit for the customer's specific needs, actively assisting customers with initial product design to facilitate manufacturing of the product.

Our management believes our pilot production assembly expertise allows our customers to achieve long term significant improvement in cycle time, asset utilization, reliability, flexibility and responsiveness.

Materials Management

Our company has expertise in materials management. Our staff of engineers can qualify components and audit vendors. Materials and customer kits are inventoried and kept in controlled access and secured storage areas. We work with both customers and vendors to ensure that the best price is negotiated on materials and that they arrive on schedule. We also support dual vendor sourcing on critical components to relieve manufacturing constraints.

Our company’s expanded material supply chain services include, but are not limited to, the following:

o	Intuitive MRP system
o	Electronic document control system
o	Dedicated engineering procurement team
o	On-site kitting materials support
o	Seamless, secure connectivity options
o	Global supply chain sourcing

Competition

We are, and will continue to be, subject to intense competition as the electronics industry continues to grow. Large companies with greater financial and managerial resources than ours, and greater name recognition, are offering pre-manufacturing services solutions. While certain market overlaps exist between our product and other solutions, we believe that our pre-manufacturing services are designed to provide unique competitive advantages. As the market for electronics continues to mature, new players may enter the market competing directly or indirectly with us.

However, our management believes that competition in the market segment we serves is less driven by price because customers are willing to pay a premium for a responsive, broad-reaching capability to produce customized complex products in a very short time, and therefore we compete primarily on the basis of quick turnaround, product quality and customer service.

Government Regulation

We are subject to various federal, state, and local laws affecting electronic and communication businesses. The Federal Trade Commission and equivalent state agencies regulate advertising and representations made by businesses in the sale of their products, which apply to us. We are also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general.

Compliance with Environmental Laws and Regulations

Our operations are subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date, our compliance with these regulations by has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

Seasonality

We do not anticipate that our business will be substantially affected by seasonality.

Employees

As of August 22, 2006, we had a total of 45 full-time employees. None of our employees are covered by the by collective bargaining agreements. We believe that our relations with its employees are good.

DESCRIPTION OF PROPERTY

Our executive offices are located at 1299 Commerce Drive, Richardson, TX 75081. We lease our facilities and lease payments for fiscal 2005 amounted to $172,000. We believe that our facilities are adequate to meet our current needs. Our offices are in good condition and are sufficient to conduct our operations.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

We are not currently party to any legal proceedings.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth information regarding our executive officers, senior managers and directors as of August 22, 2006:

Name	Age	Positions
Michael Shores	40	President, Chief Executive Officer and Chairman of the Board of Directors
Robert Bruce	40	Chief Financial Officer and Director

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one year until the meeting of the board of directors following the annual meeting of stockholders and until their successors have been elected and qualified. There are no family relationships between any of our directors or officers.

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

Michael C. Shores, age 40, is President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Shores is the President and Chief Executive Officer of TXP and its sole director and has been serving in those capacities since TXP was established in March 2002. Prior to launching TXP, Mr. Shores worked at Flextronics International, Ltd., a provider of electronics manufacturing services to original equipment manufacturers, from 1997 through 2002 in a variety of capacities, most recently as Business Development Manager helping launch Flextronics Photonics division. Mr. Shores also worked as an Account Manager for the Flextronics Design Center in their New Product Introduction Center area. Mr. Shores is a member of the Optics & Photonics Steering Committee and the International Society for Optical Engineering, Advisory Board Member of the Korean Photonics Technology Institute, the Richardson Technology Business Council and the Metroplex Business Council.

Robert Bruce, age 40, is Chief Financial Officer and Director. Mr. Bruce is the CFO of TXP, a position that he has held since April of 2005. Prior to joining TXP, Mr. Bruce was Director of Finance and Controller for the viaLink Company for five years (OTCBB: PPID (after merger)). Prior to that he was Controller for Fujitsu ICL from August 1998 through December 1999 and Internal Audit Supervisor at Quaker State Corporation from May 1997 through August 1998. Mr. Bruce has a diversified financial management experience in the technology industry with both Fortune 1000 and Public Accounting Firms. He is a Certified Public Accountant and Certified Information Systems Auditor. He began his career in public accounting at the public accounting firms of Fisk and Robinson P.C. and Payne, Falkner, Smith and Jones. He was an audit Manager with Payne, Falkner, Smith and Jones prior to joining Quaker State Corporation in 1997. He has a B.A in Mathematics and Economics and a Masters of Science in Accounting from the University of Texas at Dallas.

Board of Directors Committees

We do not currently have a standing audit, nominating or compensation committee of the Board of Directors, or any committee performing similar functions. The Company's Chairman of the Board, Michael Shores, performs the functions of audit, nominating and compensation committees. Michael Shores also participates in the consideration of Director nominees. Since the Board of Directors currently consists of one member, it does not believe that establishing a separate nominating committee is necessary for effective governance. When additional members of the Board of Directors are appointed or elected, the Company will consider creating a nominating committee. The Company's current Directors are not considered independent directors as defined by any national securities exchange registered pursuant to Section 6(a) of the Securities Exchange Act of 1934 or by any national securities association registered pursuant to Section 15A(a) of the Securities Exchange Act of 1934.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

During the year ended December 31, 2005, there were no directors, officers or beneficial owners of more than 10 percent of any class of our equity securities registered pursuant to Section 12 of the Exchange Act that failed to file on a timely basis, reports required by Section 16(a) of the Exchange Act during the year ended December 31, 2005. The aforementioned is based solely upon a review of Form 3, Form 4 and Form 5 filings furnished to us during the year ended December 31, 2005, certain written representations and shareholders who, to the best of our knowledge, hold 10 percent or more of our shares.

Indebtedness of Executive Officers and Directors

No executive officer, director or any member of these individuals' immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

Family Relationships

There are no family relationships among our executive officers and directors.

Legal Proceedings

As of the date of this prospectus, there are no material proceedings to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

Code of Ethics

We have not adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B of the Securities Exchange Act of 1934. We intend on adopting a Code of Ethics which applies to our chief executive officer and our senior financial officers in the near future.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation that TXP has paid or that has accrued on behalf of TXP’s chief executive officer and other executive officers with annual compensation exceeding $100,000 during the years ended December 31, 2005, 2004 and 2003.

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards		Payouts
				Other		Securities		All
				Annual	Restricted	Underlying		Other
Name and				Compen-	Stock Award(s)	Options/	LTIP	Compen-
Principal Position	Year	Salary ($)	Bonus ($)	sation ($)	($)	SARs (#)	Payouts ($)	sation ($)
Michael Shores	2005	134,344	-0-	(1)42,000	-0-	-0-	-0-	(3) 7,287
President, CEO	2004	135,000	-0-	-0-	-0-	-0-	-0-	(3) 8,340
and Director (1)	2003	130,000	-0-	-0-	-0-	-0-	-0-	(3) 6,255

Robert Bruce	2005	(4) 92,898	-0-	(2)600	-0-	-0-	-0-	-0-
CFO (2)	2004	0	-0-	-0-	-0-	-0-	-0-	-0-
	2003	0	-0-	-0-	-0-	-0-	-0-	-0-

Richard Smitten (7)	2005	$299,500	$150,000	-0-	-0-	-0-	-0-	-0-
President, CEO	2004	0	-0-	-0-	-0-	-0-	-0-	-0-
and Director	2003	0	-0-	-0-	-0-	-0-	-0-	-0-

(1)
On March 31, 2005, TXP issued Michael Shores, CEO of TXP, and Michael Shores Trust 122,816,803 and 32,210,880 of the Company’s common stock, respectively. TXP recorded stock compensation expense of $33,000 and $9,000, respectively.

(2)	On March 31, 2005, TXP issued Robert Bruce, CFO of TXP, 2,210,540 of TXP’s common stock. TXP recorded stock compensation expense of $600.
(3)	The CEO was provided a company car for business use. As of Q4 2005, TXP terminated this arrangement.
(4)	Robert Bruce was hired full-time as TXP’s CFO in April 2005 with an annual salary of $123,000.
(5)	In 2004, prior to becoming CFO, Robert Bruce was paid $3,500 in contract consulting fees. TXP issued Mr. Bruce a 1099 at the end of year for these fees.
(6)	In 2005, prior to becoming CFO, Robert Bruce was paid $3,067 in contract consulting fees. TXP issued Mr. Bruce a 1099 at the end of year for these fees.
(7)	Richard Smitten resigned from his positions as President, CEO, and Director on July 18, 2006.

Stock Option Plan

On June 8, 2006, the majority of our stockholders approved the 2006 Stock Incentive Plan (“2006 Stock Incentive Plan ”). The following description of the 2006 Stock Incentive Plan is only a summary of the important provisions of the 2006 Stock Incentive Plan and does not contain all of the terms and conditions of the 2006 Stock Incentive Plan.

The 2006 Incentive Stock Plan has initially reserved 10,000,000 shares of common stock for issuance. In addition, under the 2006 Incentive Stock Plan, options may be granted which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the "Code") or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options thereunder. In addition, direct grants of stock or restricted stock may be awarded.

The primary purpose of the 2006 Incentive Stock Plan is to attract and retain the best available personnel in order to promote the success of our business and to facilitate the ownership of our stock by employees and others who provide services to us. The 2006 Incentive Stock Plan is administered by our Board of Directors, as the Board of Directors, who may at any time, appoint a committee of at least two members of the Board of Directors, and delegate to the committee the authority of the Board of Directors to administer the 2006 Incentive Stock Plan.

Under the 2006 Stock Incentive Plan, options or common stock may be granted to key employees, officers, directors or consultants of the Company. The purchase price of the common stock subject to each incentive stock option shall not be less than the fair market value (as set forth in the 2006 Incentive Stock Plan), or in the case of the grant of a non-statutory stock option, which may be granted at less than the fair market value. The dates on which each option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the Board of Directors, in its discretion, at the time such option is granted. All options or grants, which include a vesting schedule, will vest in their entirety upon a change of control transaction as described in the 2006 Incentive Stock Plan. The Board of Directors, in its discretion, shall fix the expiration of each option, at the time such option is granted. Each option shall be subject to earlier termination or repurchase as expressly provided in the 2006 Incentive Stock Plan or as determined by the Board of Directors, in its discretion, at the time such option is granted. The 2006 Incentive Stock Plan may at any time be terminated and from time to time be modified or amended by a majority vote of the Board of Directors.

OPTIONS/SAR GRANTS IN THE LAST FISCAL YEAR

No individual grants of stock options, whether or not in tandem with stock appreciation rights ("SARs") and freestanding SARs have been made to any executive officer or any director during our fiscal year ended December 31, 2005.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

No individual exercises of stock options, whether or not in tandem with stock appreciation rights ("SARs") and freestanding SARs have been made by executive officer or any director during our fiscal year ended December 31, 2005.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

We had no long-term incentive plans and made no stock awards during our fiscal year ended December 31, 2005.

However, on June 8, 2005, we adopted the 2006 Stock Incentive Plan and reserved 10,000,000 shares of our common stock for issuance under the 2006 Plan.

Employment Agreements

We have not entered into any employment agreements with any of its current Executive Officers or Directors.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 3, 2006, LBB & Associates, Ltd., LLP (f/k/a Lopez, Blevins, Bork and Associates, LLP) (the "Former Accountant") was terminated as the auditors for TXP and communicated in a letter to the Former Accountant dated April 5, 2006. On January 3, 2006, TXP engaged Payne, Falkner, Smith and Jones, P.C. (the "New Accountant"), as its independent certified public accountant. TXP’s decision to engage the New Accountant was approved by its Board of Directors on January 3, 2006.

The reports of the Former Accountant on the financial statements of TXP for the fiscal years ending December 31, 2004 and 2003, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During TXP's fiscal years ending December 31, 2004 and 2003 and the subsequent interim period through the date of resignation, there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-B.

During TXP's fiscal years ending December 31, 2004 and 2003 and the subsequent interim period through the date of resignation, there were no disagreements with the Former Accountant on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of the Former Accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on these financial statements for those periods.

TXP did not consult with the New Accountant regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on TXP's financial statements, and no written or oral advice was provided by the New Accountant that was a factor considered by TXP in reaching a decision as to the accounting, auditing or financial reporting issues.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board under the symbol "TXPO." On July 14, 2006, we changed our name from YTXP Corporation to TXP Corporation and our symbol was changed from “YTXO” to “TXPO.” Prior to the completion of the merger with Texas Prototypes, Inc., our common stock traded on the OTC Bulletin Board under the symbol “SMKT,” and later “SMSO.” The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

Year Ended December 31, 2006	High	Low

First Quarter ended March 31, 2006	$0.68	$0.22
Second Quarter ended June 30, 2006	$0.99	$0.25
Third Quarter ended September 30, 2006*	$0.70	$0.27

Year Ended December 31, 2005	High	Low

First Quarter ended March 31, 2005	$0.60	$0.08
Second Quarter ended June 30, 2005	$0.48	$0.06
Third Quarter ended September 30, 2005	$0.65	$0.18
Fourth Quarter ended December 31, 2005	$0.49	$0.22

Year Ended December 31, 2004	High	Low

First Quarter ended March 31, 2004	$1.10	$0.35
Second Quarter ended June 30, 2004	$0.95	$0.45
Third Quarter ended September 30, 2004	$0.66	$0.31
Fourth Quarter ended December 31, 2004	$0.50	$0.10

*As of August 22, 2006.

Number of Stockholders

As of August 22, 2006, there were 31 holders of record of our common stock. The transfer agent of our common stock is Fidelity Transfer Company, 1800 S. West Temple, Suite 301, Salt Lake City, UT 84115.

Dividend Policy

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates beneficial ownership of our common stock as of August 22, 2006 by:

•	Each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	Each of our executive officers and directors; and

•	All of our executive officers and directors as a group.

Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from August 22, 2006 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of August 22, 2006 have been exercised and converted.

Unless other indicated, the address of each beneficial owner listed below is c/o TXP Corporation 1299 Commerce Drive, Richardson, TX 75081.

Name of Beneficial Owner	Number of Shares	Percentage of Shares Beneficially Owned (1)
Executive officers and directors:
Michael Shores (2)	80,583,533	83.14%
Robert Bruce	892,978	0.92%
All Directors and Executive Officers as a group (2 persons)	81,476,511	84.07%

(1)
Applicable percentage ownership as of August 22, 2006 is based upon 96,919,372 shares of common stock outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, shares issuable within 60 days upon exercise of outstanding options, warrants, rights or conversion privileges ("Purchase Rights") are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of such Purchase Rights, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. "Beneficial ownership" under Rule 13d-3 includes all shares over which a person has sole or shared dispositive or voting power.

No Director, nominee for Director, executive officer, affiliate or any owner of record or beneficial owner of more than 5% of any class of voting securities of the Company is a party adverse to the Company or has a material interest adverse to the Company.

(2)
Includes (i) 62,723,924 shares of common stock beneficially owned by Mr. Shores directly, and (ii) 17,859,608 shares of common stock beneficially owned by Mr. Shores indirectly through the Michael Shores Trust.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Notes and/or Warrants	Total Percentage of Common Stock, Assuming Assuming Conversion	Shares of Common Stock Included in Prospectus	Beneficial Ownership Before the Offering	Percentage of Common Stock Owned Before Offering*	Beneficial Ownership After the Offering (2)	Percentage of Common Stock Owned After Offering (2)

Cornell Capital Partners, L.P. (3)	35,400,000	36.5%	Up to	4,836,277	4.99%	0	--
			35,400,000(4)
			Shares

Michael Shores	3,223,341	3.2%	Up to	80,583,333	83.1%	77,359,992	79.8%
			3,223,341(5)
			Shares

James Von Ehr II	320,000	**	Up to	320,000	**	0	--
			320,000(6)
			Shares

* This column represents the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

** Less than 1%

(1) Applicable percentage ownership is based on 96,919,372 shares of common stock outstanding as of August 22, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of August 22, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Assumes that all shares of common stock being registered will be sold.

(3) All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors.

(4) Includes: (i) up to 30,000,000 shares issuable upon conversion of: (x) a $550,000 principal amount secured convertible debenture which we issued on June 5, 2006, (y) convertible debentures in the aggregate principal amount of $1,400,000 which we issued on August 25, 2004, which includes a $700,000 principal amount convertible debenture issued to Mobilepro Corp. on August 25, 2004 which was assigned to Cornell Capital by Mobilepro on March 24, 2005, and (z) a $550,000 principal amount convertible debenture which our wholly owned subsidiary, Texas Prototypes, Inc., issued on June 15, 2005 subsequently amended in June of 2006, (ii) 1,850,000 shares issuable upon the exercise of warrants which we issued on June 5, 2006 at an exercise price equal to $.60 per share, (iii) 1,850,000 shares issuable upon the exercise of warrants which we issued on June 5, 2006 at an exercise price equal to $.75 per share, and (iv) 1,700,000 shares of common stock which we issued on June 5, 2006 in consideration for the cancellation of the $240,000 principal amount convertible debenture issued by us on June 14, 2004 and the cancellation of the $400,000 convertible debenture issued by our wholly owned subsidiary, Texas Prototypes, Inc., on August 25, 2004.

(5) Includes shares of our common stock owned by our Chief Executive Officer. These shares were issued to our Chief Executive Officer as founder shares for Texas Prototypes, Inc., which were subsequently exchanged for our common stock on pro-rata basis subsequent to the effectuation of our merger in April 2006.

(6) Includes shares issuable upon the exercise of warrants which we issued to the selling stockholder on July 28, 2006 at an exercise price equal to $.50 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2005, we received proceeds totaling $2,000 from Richard Smitten, our former CEO and sole director, which increased the shareholder loan to $13,500. We repaid $24,800 to Mr. Smitten leaving an overpayment to the officer of $11,300 which was offset against accrued compensation. Mr. Smitten provided an amount of $6,572 of additional funds, which amount is unsecured, non-interest bearing and due on demand.

TXP leases operating equipment from the majority shareholder for $180,000 per year. The lease was renewed under the same payment terms in May of 2005 for a 2-year term through April of 2007. For the six months ending June 30, 2006 and for the twelve months ending December 2005, TXP paid the majority shareholder $105,000 and $180,000, respectively. Included in other current assets at June 30, 2005 is $15,000 which represents one month lease pre-payment made to the majority shareholder in June of 2006.

In September 2004, TXP invested in TXP-Asia, which is located in Gwangju City, South Korea by transferring $50,000 to a South Korean bank account. The investment was used to fund certain costs and expenses while TXP-Asia evaluates plans to co-locate within KOPTI (Korean Photonics Institute) and use its existing business model to penetrate the Asian Photonics market. The ownership of TXP-Asia is 100% owned by the majority shareholder of TXP, Inc. The majority shareholder will contribute his ownership of TXP-Asia when he is legally allowed by South Korean law. During December of 2005 TXP-Asia transferred $14,000 to the majority shareholder and effectively closed the South Korean bank account. Included within other currents assets as of December 31, 2005 is a receivable from the majority shareholder for the amount of transferred funds. In Q1 2006, the majority shareholder paid the receivable in full. TXP-Asia will continue to evaluate plans to co-locate within KOPTI (Korean Photonics Institute) and use its existing business model to penetrate the Asian Photonics market.

In Q4 2005, the majority shareholder purchased two company owned vehicles for $48,000 by arranging to pay-off the loans on both vehicles. The purchase price approximated the fair values of the vehicles in aggregate. The company realized an accounting loss on the sale of $14,000.

In Q2 2006, the majority shareholder loaned the company $150,000. The unsecured loan has a one-year term and bears interest at 10%. The loan principal and interest are due at maturity. The balance on the note at June 30, 2006 was $150,000.

The majority shareholder has provided his personal guarantee on all of the Company’s notes payables, line of credit, and capital leases.

We believe that all these transactions were entered into on terms as favorable as could have been obtained from unrelated third parties because, based upon its experience in the industry, we believe we would have had to pay independent third parties more for comparable assets or services.

Other than the above transactions, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons. Also, other than the above transactions, we have not had any transactions with any promoter.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws. Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share. As of August 22, 2006, there were 96,919,372 shares of common stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of its successors in interest selling shares received from the named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the common stock by one or more of the following methods, without limitation:

•	Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	Privately negotiated transactions;

•	In connection with short sales of company shares;

•	Through the distribution of common stock by the selling stockholder to its partners, members or stockholders;

•	By pledge to secure debts of other obligations;

•	In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with the selling stockholders to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for the selling stockholders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by it. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of the selling stockholders’ shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling stockholders’ shares will otherwise remain unchanged. In addition, the selling stockholders may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of the selling stockholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the selling stockholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor the selling stockholders can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, such selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

The selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders, including, without limitation, in connection with distributions of the common stock by those broker-dealers. The selling stockholders may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. The selling stockholders may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

We have agreed to register the common stock issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our December 31, 2005 financial statements included in the Prospectus have been audited by Payne, Falkner, Smith and Jones, P.C. certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. Our December 31, 2004 financial statements included in the Prospectus have been audited by LBB & Associates, Ltd., LLP (f/k/a/ Lopez, Blevins, Bork & Associates, LLP) certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of TXP Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

INDEX TO FINANCIAL STATEMENTS

TXP CORPORATION
(f/k/a YTXP Corporation)
(f/k/a Stock Market Solutions, Inc.)

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Texas Prototypes Inc.
Richardson, Texas

We have audited the accompanying balance sheet of Texas Prototypes, Inc. as of December 31, 2005 and the related statements of operation, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of Texas Prototypes', Inc. management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Texas Prototypes, Inc. as of December 31, 2005 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Payne, Falkner, Smith and Jones, P.C.
Dallas, Texas

April 4, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Texas Prototypes, Inc.
Richardson, Texas

We have audited the accompanying balance sheet of Texas Prototypes, Inc. as of December 31, 2004 and the related statements of income, stockholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of Texas Prototypes’ management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Texas Prototypes, Inc. as of December 31, 2004 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 15, the accompanying consolidated financial statements have been restated.

LBB & Associates Ltd., LLP

(formerly: Lopez, Blevins, Bork & Associates, LLP)

Houston, Texas

June 17, 2005

TEXAS PROTOTYPES, INC.
CONSOLIDATED BALANCE SHEET
December 31, 2005 and 2004

	2005	2004
ASSETS
Current Assets
Cash	$342,000	$649,000
Accounts receivable, net of allowance of $7,400 in 2005 and 2004	695,000	501,000
Inventory	118,000	85,000
Other current assets	16,000	--
Total current assets	1,171,000	1,235,000

Property and equipment, net	914,000	702,000
Deferred offering costs	688,000	475,000
Other assets	88,000	149,000
TOTAL ASSETS	$2,861,000	$2,561,000

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities
Current maturities of notes payable	$143,000	$143,000
Current portion of capital lease obligation	19,000	--
Line of credit	250,000	170,000
Accounts payable	477,000	232,000
Accrued expenses	174,000	106,000
Total current liabilities	1,063,000	651,000

Notes payable, net of current maturities	15,000	177,000

Convertible debentures, net of unamortized discount of $165,000	2,187,000	1,622,000
and $178,000 in 2005 and 2004, respectively,

Capital lease obligation	33,000	--

Deferred tax liability	48,000	48,000

TOTAL LIABILITIES	3,346,000	2,498,000

STOCKHOLDERS' (DEFICIT) EQUITY:
Common stock, $.001 par value, 500,000,000 shares authorized,
221,054,400 and 55,263,180 shares issued and outstanding in
2005 and 2004, respectively	221,000	55,000
Additional paid in capital	(115,000)	6,000
Retained (deficit)earnings	(598,000)	(3,000)
Accumulated other comprehensive income	7,000	5,000
Total Stockholders' (Deficit) Equity	(485,000)	63,000

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$2,861,000	$2,561,000

The accompanying notes are an integral part of the consolidated financial statements.

TEXAS PROTOTYPES, INC.
STATEMENTS OF OPERATIONS
Years Ended December 31, 2005 and 2004

	2005	2004

Revenues
Prototyping and assembly	$1,914,000	$2,026,000
Material management services	2,298,000	1,355,000
Prototyping photonics	5,188,000	--
Total Revenues	9,400,000	3,381,000

Cost of sales	6,916,000	1,974,000

Gross profit	2,484,000	1,407,000

Costs and expenses
Selling, general & administrative	2,600,000	1,499,000
Depreciation	54,000	31,000
Total costs and expenses	2,654,000	1,530,000

Operating loss	(170,000)	(123,000)

Interest expense, net	(411,000)	(69,000)
Loss on sale of fixed assets	(14,000)	--

Loss before income taxes	(595,000)	(192,000)

Deferred tax expense	--	(15,000)

Net loss	(595,000)	(207,000)

Foreign currency translation adjustment	2,000	5,000

Comprehensive loss	$(593,000)	$(202,000)

Net loss per share	--	--

Weighted average shares outstanding:
Basic and diluted	180,628,596	56,466,358

The accompanying notes are an integral part of the consolidated financial statements.

TEXAS PROTOTYPES, INC.
STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
Years Ended December 31, 2005 and 2004

					Accumulated
			Additional	Retained	other
	Common Stock		paid in	earnings	comprehensive
	Shares	Amount	capital	(deficit)	income	Total
Balance,
December 31, 2003	52,500,000	$52,000	$(51,000)	$204,000	$ -- $ 205,000

Shares issued for services	2,763,180	3,000	57,000	--	--	60,000

Foreign currency
translation adjustment	--	--	--	--	5,000	5,000

Net loss	--	--	--	(207,000)	--	(207,000)

Balance,
December 31, 2004	55,263,180	55,000	6,000	(3,000)	5,000	63,000

Stock Compensation	165,791,220	166,000	(121,000)	--	--	45,000

Foreign currency
translation adjustment	--	--	--	--	2,000	2,000

Net loss	--	--	--	(595,000)	--	(595,000)
Balance,
December 31, 2005	221,054,400	$221,000	$(115,000)	$(598,000)	$7,000	$(485,000)

The accompanying notes are an integral part of the consolidated financial statements.

TEXAS PROTOTYPES, INC.
STATEMENT OF CASH FLOWS
Years Ended December 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(595,000)	$(207,000)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	218,000	151,000
Loss on sale of fixed assets	14,000
Bad debt provision	--	7,000
Amortization of discount on convertible notes	80,000	22,000
Common stock issued for consulting services	--	60,000
Stock Compensation	45,000	--
Changes in assets and liabilities:
Accounts receivable	(194,000)	(402,000)
Inventory	(33,000)	(85,000)
Income tax receivable	--	19,000
Other current assets	(16,000)	5,000
Deferred offering Costs	(213,000)	(75,000)
Other assets	61,000	(149,000)
Accounts payable	245,000	220,000
Accrued expenses	68,000	87,000
Accrued equipment lease	--	(20,000)
Deferred taxes	--	15,000

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(320,000)	(352,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(492,000)	(276,000)
Proceeds from sale of fixed assets	48,000	--
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(444,000)	(276,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Convertible Debenture	485,000	1,200,000
Line of credit, net	80,000	120,000
Proceeds from notes payable	346,000	45,000
Repayment of notes payable	(456,000)	(119,000)

NET CASH FLOWS FROM FINANCING ACTIVITIES	455,000	1,246,000

Effect of Currency Translation on Cash Balances	2,000	5,000

NET (DECREASE) INCREASE IN CASH	(307,000)	623,000

Cash, beginning of period	649,000	26,000
Cash, end of period	$342,000	$649,000

SUPPLEMENTAL DISCLOSURES

Issuance of compensation debenture for Standby Equity
Distribution Agreement	$--	$400,000
Interest paid	$251,000	$27,000
Income taxes paid	$--	$--

The accompanying notes are an integral part of the consolidated financial statements.

TEXAS PROTOTYPES, INC.
NOTES TO CONSILDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION

Nature of our Business

Texas Prototypes, Inc. ("TXP") was incorporated on March 15, 2002 under the laws of the State of Texas. TXP specializes in quick-turn complex circuit card assemblies and optoelectronic prototyping, new product introduction, and pilot production of electronic assemblies for Technology Innovators and Original Equipment Manufacturers (OEM) and Contract Manufacturers (CM) in the United States of America. The company is located in a 31,000 square-foot high-tech facility, located in Richardson, Texas.

Consolidation

As of December 31, 2005 and 2004, TXP had one wholly-owned subsidiary, TXP-Asia. All material inter-company balances and inter-company transactions have been eliminated.

Basis of Accounting

TXP maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Foreign Currency Translation

Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 52, Foreign Currency Translation, TXP's investment in TXP- Asia translates all assets and liabilities at the respective period-end currency exchange rates and revenues and expenses at an average currency exchange rate for the period. The resulting translation adjustments are accumulated as a separate component of shareholders' equity.

Cash and Cash Equivalents

TXP considers all highly liquid debt instruments and other short- term investments with an initial maturity of three months or less to be cash or cash equivalents. TXP maintains cash and cash equivalents with a financial institution that periodically exceed the limit of insurability under Federal Deposit Insurance Corporation. At December 31, 2005, the cash balance exceeded the insured limits by $242,000.

Allowance for Doubtful Accounts

Earnings are charged with a provision for doubtful accounts based on a current review of collectibility of accounts receivable. Accounts deemed uncollectible are applied against the allowance for doubtful accounts.

Inventory

Inventory is valued at the lower of cost or market. Cost is determined by using the average cost method. Inventory consists primarily of direct material costs and labor related to customer prototyping projects.

Deferred Offering Costs

Deferred Offering Costs are costs incurred by TXP related to entering into the $15,000,000 Standby Equity Distribution Agreement (See Note 6 of Financial Statements). These costs consist of related legal, accounting, and commitment fees and will be netted ratably with the proceeds from the issuance and sale of common stock under the Standby Equity Distribution Agreement. In the event, TXP does not issue and sell the entire amount of $15,000,000 of common stock under the stock equity distribution by the end of the two-year term, the remaining deferred offering cost will be expensed.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives, which are generally three to seven years.

Revenue Recognition

Revenues are derived from the following sources:

- Prototyping and assembly services
- Prototyping -Photonics/Optoelectronics services
- Material supply chain management services
- Turn-key solution - consists of material supply chain management services and one of the other services listed above.

The following is a description of each revenue source and our revenue recognition policy for each source:

Prototyping and assembly services typically consist of assembling and designing surface mount technology products to the customer provided design specifications. These services are priced based on the complexity, time-to turn and unit volume of the customer project. The majority of our prototyping and assembly services projects are completed in less than three weeks. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, services have been performed, the sales price is fixed or determinable and collectibility is probable. These criteria are generally met after an internal quality control review of the product and at the time product is shipped.

Prototyping -Photonics/Optoelectronics services typically consists of assembling and designing optical and optical related products to the customer provided design specifications. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, services have been performed, the sales price is fixed or determinable and collectibility is probable. These criteria are generally met after an internal quality control review of the product and at the time product is shipped.

Material supply chain management services consists of locating and procuring materials according to customer design specifications, qualifying components and auditing vendors, inventorying materials, and providing dual vendor sourcing if necessary. Material supply chain management services are priced at the cost of the material plus 5% to 25%. The pricing is solely dependent on the complexity and volume of the services performed. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, services have been performed, the sales price is fixed or determinable and collectibility is probable. These criteria are generally met at the time materials have been received and inventoried.

Turn-key solution is a combination of material supply chain management and one of the other service revenue sources described above. Revenue is generally recognized after both services have been performed and the products have shipped.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Stock-Based Compensation

TXP accounts for stock-based compensation for employees and non-employee members of our Board of Directors in accordance with Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB Opinion No. 25, compensation expense is based on the intrinsic value on the measurement date, calculated as the difference between the fair value of our common stock and the relevant exercise price. We account for stock-based compensation for non-employees, who are not members of our Board of Directors, at fair value using a Black-Scholes option-pricing model in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and other applicable accounting principles. There were no options granted to employees during 2004 and 2003.

NOTE 2 - RELATED PARTY TRANSACTIONS

TXP leases operating equipment from the majority shareholder for $180,000 per year. The lease was renewed under the same payment terms in May of 2005 for a 2-year term through April of 2007. In 2005 and 2004, TXP paid the majority shareholder $180,000 in accordance with the lease.

In September 2004, TXP invested in TXP-Asia, which is located in Gwangju City, South Korea by transferring $50,000 to a South Korean bank account. The investment was used to fund certain costs and expenses while TXP-Asia evaluates plans to co-locate within KOPTI (Korean Photonics Institute) and use its existing business model to penetrate the Asian Photonics market. The ownership of TXP-Asia is 100% owned by the majority shareholder of TXP, Inc. The majority shareholder will contribute his ownership of TXP-Asia when he is legally allowed by South Korean law. During December of 2005 TXP-Asia transferred $14,000 to the majority shareholder and effectively closed the South Korean bank account. Included within other currents assets as of December 31, 2005 is a receivable from the majority shareholder for the amount of transferred funds. TXP-Asia will continue to evaluate plans to co-locate within KOPTI (Korean Photonics Institute) and use its existing business model to penetrate the Asian Photonics market.

In Q4 2005, the majority shareholder purchased two company owned vehicles for $48,000 by arranging to pay-off the loans on both vehicles. The purchase price approximated the fair values of the vehicles in aggregate. The company realized an accounting loss on the sale of $14,000.

The majority shareholder has provided his personal guarantee on all of the Company’s notes payables, line of credit, and capital leases.

NOTE 3 - PROPERTY AND EQUIPMENT:

Components of property, plant, and equipment, at December 31, 2005 and 2004 are as follows:

	2005	2004

Machinery and equipment	$925,000	$723,000
Computers	69,000	21,000
Software	158,000	23,000
Vehicles	12,000	108,000
Furniture and fixtures	137,000	41,000
Leasehold improvements	34,000	23,000
	1,335,000	939,000

Less: accumulated depreciation	(421,000)	(237,000)
	$914,000	$702,000

Depreciation expense totaled $218,000 and $151,000 in 2005 and 2004, respectively

NOTE 4 - LINE OF CREDIT

On March 1, 2005 TXP renewed its revolving line of credit for $250,000. The line of credit has a one-year term with a variable interest rate of prime plus 2%. The line of credit is secured by all assets of the company. The majority shareholder has provided his personal guarantee on this loan (See Note 2). Interest payments are due monthly beginning April 1, 2005 and the principle is due when the one year term expires or March 31, 2006. The line of credit has no financial covenants but it does have provisions that the maximum TXP may have outstanding is $250,000 or 70% of the borrowing base whichever is less. The borrowing base is defined as the value of accounts receivable less than 90 days past their invoice date. TXP was in compliance with these provisions as of December 31, 2005 and 2004. The balance outstanding on the note at December 31, 2005 was $250,000.

NOTE 5 - NOTES PAYABLE

On March 15, 2004 TXP entered into a standard bank loan agreement for $45,000 to purchase equipment. The note has a three-year term with a variable interest rate of prime plus 2%. The majority shareholder has provided his personal guarantee on this loan (See Note 2). The note is secured by the equipment. Monthly payments of $1,376 began May 15, 2004. The balance outstanding on the note at December 31, 2005 was $21,000.

TXP entered into a financing agreement to purchase an automobiles at the end of fiscal year 2003 for $10,000 with interest rate of 6.0%. The majority shareholder has provided his personal guarantee on this loan (See Note 2). The note is secured by the vehicle. The term of the financing agreement is 36 months, expiring in fiscal year 2006. The balance outstanding on the note at December 31, 2005 was $2,600.

In December 2003 TXP entered into a standard bank loan agreement for $350,000 to purchase equipment. The majority shareholder has provided his personal guarantee on this loan (See Note 2). The note has a three-year term with a 6.5% interest rate and is secured by accounts receivable and equipment. Monthly payments for this note are $10,802 and began February 18, 2004. The balance outstanding on the note at December 31, 2005 was $134,500.

Future maturities of these notes are as follows:

Year Ending December 31,

2006	$143,000
2007	15,000
2008	--
2009	--
2010	--
158,000
Less: current portion	(143,000)
$15,000

NOTE 6 - CAPITAL LEASE OBLIGATION

In June of 2005, TXP entered into a standard lease agreement for $62,000 to lease certain operating and production equipment. The lease has a three-year term and is secured by the equipment. The majority shareholder has provided his personal guarantee on this lease (See Note 2). Monthly lease payments are $2,141 and began in June of 2005. The balance outstanding at December 31, 2005 was $52,000. The current portion of the capital lease amounts to $19,000 and the non-current amounts to $33,000 at December 31, 2005. The lease has been accounted for as capitalized lease in accordance with generally accepted accounting policies.

NOTE 7 - STANDBY EQUITY DISTRIBUTION AGREEMENT

In August 2004, TXP entered into a Standby Equity Distribution Agreement. Under this agreement, TXP may issue and sell Common Stock to Cornell Capital Partners ("Cornell") for a total purchase price of up to $15.0 million. Subject to certain conditions, TXP will be entitled to commence drawing down on the Standby Equity Distribution Agreement when the sale of Common Stock under the Standby Equity Distribution Agreement is registered with the SEC and the authorization for quotation on the National Association of Securities Dealers OTC Bulletin Board is obtained and TXP is within the commitment period as defined under the terms of the agreement. The commitment period shall mean the period commencing on the earlier to occur of the effective date, or such earlier date as TXP and the Investor may mutually agree in writing, and expiring on the earliest to occur of the date on which the Investor shall have made payment of Advances pursuant to this agreement in the aggregate amount of Fifteen Million Dollars ($15,000,000), or the date occurring twenty-four (24) months after the Effective Date.

The purchase price for the shares will be equal to 100% of the market price, which is defined as the lowest closing bid price of the Common Stock during the five trading days following the notice date. A cash fee equal to five percent (5%) of the cash proceeds of the draw down is also payable at the time of funding. To date, TXP has not drawn down on the Standby Equity Distribution Agreement.

In conjunction with the Standby Equity Distribution Agreement, TXP issued a $400,000 compensation debenture to Cornell Capital. The first payment on this note becomes due and payable on the first trading day of the third month after a registration statement filed to register the shares issuable upon conversion of the $1,400,000 in convertible debentures issued to Cornell Capital and Mobilepro Corp. is declared effective by the SEC, with each successive payment being due and payable on the first trading day of each succeeding month thereafter until all principal has been paid. Each payment shall be $40,000 and may be paid in common stock(convertible at the volume weighted average price of the common stock as quoted on the over-the-counter bulletin board, NASDAQ small cap market or American Stock Exchange for the five (5) trading days immediately preceding the date the payment is due and successful registration of the shares under the Securities Act of 1933) at TXP's option. The $400,000 debenture was recorded as a liability and as a deferred offering cost on the balance sheet of the company. The deferred offering cost will be netted ratably with the proceeds from the issuance and sale of common stock under the Standby Equity Distribution Agreement. In the event, TXP does not issue and sell the entire amount of $15,000,000 of common stock under the stock equity distribution by the end of the two-year term, the remaining deferred offering cost will be expensed.

NOTE 8 - CONVERTIBLE DEBENTURES

In August of 2004, TXP entered into a Securities Purchase agreement with Cornell and Mobilepro Corp. for a secured convertible debenture of $1,400,000 ($700,000 to each) bearing interest at five percent (5%). As of December 31, 2005, approximately $93,000 of interest has been accrued. These convertible debentures have a term of three years and are convertible at the holder's option. If the convertible debentures have not been converted on the third anniversary they will be automatically converted into common stock of TXP. At any time TXP may elect to redeem all or any portion of the convertible debentures at the price of one hundred twenty percent (120%) of the amount redeemed plus accrued interest. If TXP uses this option they must then issue the holder of the debenture 50,000 warrants for every $100,000 redeemed. The warrants will have a two-year term and will be excisable at one hundred ten (110%) of a post-money market capitalization of $15 million (which shall be calculated by dividing the product of 110% times 15,000,000 by the total outstanding capital stock of TXP on a fully-diluted basis as of the date the TXP's Common Stock is first quoted on the Principal Market).

There are two ways the $1,400,000 convertible debentures can be converted to common stock of TXP. First, the debentures are convertible at 110% of a post-money market capitalization of $15 million (which shall be calculated by dividing the product of 110% times 15,000,000 by the total outstanding capital stock of TXP on a fully-diluted basis as of the date the TXP's Common Stock is first quoted on the Principal Market). Second, the debentures are convertible at an amount equal to eighty percent (80%) of the volume weighted average price of TXP' common stock, as quoted by Bloomberg, LP, for the five days immediately preceding the conversion date. The conversion term expires August 25, 2007. The conversion terms of convertible security are contingent upon the future event of TXP common stock being quoted and traded on either the over-the-counter bulletin board, NASDAQ small cap market or American Stock Exchange. Further once the contingency is resolved, the conversion option will be deemed a derivative under SFAS 133 which requires that the conversion option be separated from the host contract and recorded at fair value and subsequently adjusted to fair value at each reporting period.

The $1,400,000 Convertible debentures were discounted by $200,000 which were fees paid to the lender with such discount to be amortized over the life of the notes of three years. At December 31, 2005 the company had amortized $89,000 of the note discount.

On June 15, 2005 TXP entered into a Securities Purchase agreement with Cornell Capital for a secured convertible debenture of $550,000 bearing interest at five percent (5%). As December 31, 2005, approximately $15,000 of interest has been accrued. These convertible debentures have a term of three years and are convertible at the holder's option. If the convertible debentures have not been converted on the third anniversary they will be automatically converted into common stock of TXP. At any time TXP may elect to redeem all or any portion of the convertible debentures at the price of one hundred twenty percent (120%) of the amount redeemed plus accrued interest. If TXP uses this option they must then issue the holder of the debenture 50,000 warrants for every $100,000 redeemed. The warrants will have a two-year term and will be excisable at one hundred ten (110%) of a post-money market capitalization of $15 million (which shall be calculated by dividing the product of 110% times 15,000,000 by the total outstanding capital stock of TXP on a fully-diluted basis as of the date the TXP's Common Stock is first quoted on the Principal Market).

There are two ways the $550,000 convertible debentures can be converted to common stock of TXP. First, the debentures are convertible at 110% of a post-money market capitalization of $15 million (which shall be calculated by dividing the product of 110% times 15,000,000 by the total outstanding capital stock of TXP on a fully-diluted basis as of the date the TXP's Common Stock is first quoted on the Principal Market). Second, the debentures are convertible at an amount equal to eighty percent (80%) of the volume weighted average price of TXP' common stock, as quoted by Bloomberg, LP, for the five days immediately preceding the conversion date. The conversion term expires August 25, 2007. Further once the contingency is resolved, the conversion option will be deemed a derivative under SFAS 133 which requires that the conversion option be separated from the host contract and recorded at fair value and subsequently adjusted to fair value at each reporting period.

The $550,000 Convertible debentures were discounted by $65,000 which were fees paid to the lender with such discount to be amortized over the life of the notes of three years. At December 31, 2005 the company had amortized $11,000 of the note discount.

NOTE 9 - COMMON STOCK

In August 2004 TXP issued 5% of the outstanding shares to Mobilepro, for business development consulting services. The total shares issued were 2,763,180 valued at $60,000.

In August 2004 TXP amended its articles of incorporation to change the authorized common shares to 500,000,000.

In December 2004 TXP approved a 6,000 for 1 stock split changing the outstanding shares from 9,211 to 55,263,180. Accordingly, all references to number of common shares and per share data in the accompanying financial statements have been adjusted to reflect the stock split on a retroactive basis.

In March 2005, TXP issued 155,027,743 shares, 2,210,540 shares and 7,831,665 shares to TXP's CEO (and a trust established by the CEO), CFO, and one other employee, respectively. The value of the shares issues were approximately $42,000, $1,000, and $2,000, respectively. The company also issued 721,272 shares to a group of existing shareholders. These shares were valued at less than $500.

NOTE 10 - COMMITMENTS

TXP executed a new lease with its landlord in December 2004. The new lease began March 15, 2005 and will last for five years. The lease required a deposit in the amount of $12,698. The annual rent payments increase each year as outlined below:

Year	Amount
1/1/06 - 12/31/06	$198,000
1/1/07 - 12/31/07	202,000
1/1/08 - 12/31/08	207,000
1/1/09 - 12/31/09	211,000
1/1/10 - 12/31/10	43,000
Total	$861,000

Rent expense amounted to $172,000 and $84,000 for the years ended December 31, 2005 and 2004, respectively.

NOTE 11 - MAJOR CUSTOMERS

During the year ended December 31, 2005, TXP had sales to five customers which amounted to 80% of net sales. During the year ended December 31, 2004, TXP had sales to five customers which amounted to 73% of net sales.

NOTE 12 - INCOME TAXES

The provision for federal income tax consists of the following for the years ended December 31:

	2005	2004
Current provision (benefit)	$--	$--
Deferred provision (benefit)	--	15,000
	$--	$15,000

The deferred tax asset and liability comprised the following at December 31:

	2005	2004
Deferred tax asset:

Net operating loss carry-forward	$113,000	$35,000
Gross deferred tax asset	113,000	35,000
Valuation Allowance	(113,000)	(35,000)
Net deferred tax asset	--	--
Deferred tax liability:

Depreciation	(48,000)	(48,000)
Gross deferred tax liability	(48,000)	(48,000)
Net Deferred tax liability	$(48,000)	$(48,000)

The following is a reconciliation of income taxes calculated at the United States federal statutory rate to the income tax provision (benefit):

	Years ended December 31,
	2005	2004

Provision (benefit) for income taxes at U.S. statutory rate	15%	15%
Other, net	(15%)	1%
Income tax provision (benefit)	0%	16%

TXP had a taxable of losses of approximately $520,000 and $235,000 for the years ended December 31, 2005 and 2004, respectively.

NOTE 13- STOCK INCENTIVE PLAN

In March of 2002, our Board of Directors approved the "2002 Stock Incentive Plan." The Board of Directors reserved 7,500,000 shares (1,250 before the stock split) of TXP common stock to be issued in the form of incentive and/or non-qualified common stock for employees, directors and consultants to TXP. As of December 31, 2005 no common stock has been issued to employees, directors or consultants under this plan.

NOTE 14 - DEFINTIVE AGREEMENT AND PLAN OF MERGER

On June 14, 2005 Stock Market Solutions, Inc. (OTCBB: SMKT) (the "SMS"), and its wholly owned subsidiary entered into a definitive Agreement and Plan of Merger with Texas Prototypes, Inc. ("TXP").

SMS will issue 94.7% of its issued and outstanding shares of common stock for all outstanding shares of TXP in a stock for stock transaction. As a result of the Merger Agreement, the transaction will be treated for accounting purposes as a reverse merger by the accounting acquirer (TXP). The existing security holders of SMS will hold the remaining 5.3% of SMS's shares of common stock at closing.

Following the closing of the Merger Agreement, TXP will merge with TXP and change its name to YTXP Corporation.

TXP's Chief Executive Officer, Michael C. Shores, will assume leadership of YTXP. YTXP will trade on the Over the Counter Bulletin Board (OTCBB) under a new ticker symbol to be determined.

The Merger Agreement also contemplates that, concurrent with the closing of the transaction, the Board of Directors of SMS shall resign and the vacancies created thereby shall be filled with the appointees of the current YTXP shareholders and/or officers who shall fill such posts until the next annual election of directors and all current officers of SMS shall resign from their positions with YTXP, with new officers to be appointed by the new Board members.

NOTE 15 - RESTATEMENT

Subsequent to issuance of the Company's financial statements for the years ended December 31, 2004 and 2003, management became aware that those financial statements reflected amortization of deferred offering costs to additional paid in capital. These deferred costs should be amortized against proceeds from our Standby Equity Distribution Agreement (See note 7). As of December 31, 2004 we had not drawn down against standby equity distribution and should not have amortized any of the deferred offering costs. The revision of this item in the restated financial statements has the effect of increasing deferred offering costs and additional paid in capital by $66,667 for the year ended December 31, 2004.

Management also became aware that those financial statements reflected all depreciation in separate line item after cost of sales and gross profit on the statements of operations. Depreciation expense on machinery and equipment should be recorded as a component of cost sales. The revision of this item has the effect of increasing costs sales and decreasing depreciation by $120,505 for the year ended December 31, 2004.

TXP CORPORATION
CONSOLIDATED BALANCE SHEETS
June 30, 2006 and December 31, 2005

	2006 (unaudited)	2005
ASSETS

Current assets
Cash	$205,000	$342,000
Accounts receivable, net of allowance of $7,400	1,248,000	695,000
Inventory	217,000	118,000
Other assets	111,000	79,000
Total current assets	1,781,000	1,234,000

Property and equipment, net	967,000	914,000
Deferred offering costs	697,000	688,000
Other assets	26,000	25,000

TOTAL ASSETS	$3,471,000	$2,861,000

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Current maturities of notes payable	$237,000	$143,000
Current capital lease obligation	43,000	19,000
Line of credit	400,000	250,000
Accounts payable	506,000	477,000
Accrued expenses	323,000	174,000
Total current liabilities	1,509,000	1,063,000

Notes payable, net of current maturities	—	15,000

Capital lease obligation, net of current obligation	56,000	33,000
Convertible debentures, net unamortized discount of $2,106,000 and $163,000 as of June 30,2006 and December 31, 2005, respectively.	276,000	2,187,000

Derivative financial instruments	6,238,000	—

Deferred tax liability	48,000	48,000

TOTAL LIABILITIES	8,127,000	3,346,000

STOCKHOLDERS' DEFICIT:
Common stock, $.001 par value, 300,000,000 shares authorized, 96,919,372 and 94,295,715 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively.	97,000	94,000

Additional paid in capital	136,000	12,000
Retained earnings	(4,896,000)	(598,000)
Accumulated other comprehensive income	7,000	7,000

TOTAL STOCKHOLDERS' DEFICIT	(4,656,000)	(485,000)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,471,000	$2,861,000

The accompanying notes are an integral part of the consolidated financial statements.

TXP CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months and Six Months Ended June 30, 2006 and 2005 (unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2006 (unaudited)	2005 (unaudited)	2006 (unaudited)	2005 (unaudited)
Revenues
Prototyping and assembly	$1,383,000	$790,000	$2,255,000	$1,309,000
Material management services	557,000	656,000	1,187,000	1,248,000
Total Revenues	1,940,000	1,446,000	3,442,000	2,557,000

Cost of sales	1,172,000	934,000	2,215,000	1,707,000

Gross profit	768,000	512,000	1,227,000	850,000

Costs and expenses
Selling, general & administrative	725,000	540,000	1,317,000	1,169,000
Depreciation	22,000	15,000	42,000	26,000
Total costs and expenses	747,000	555,000	1,359,000	1,195,000

Operating income (loss)	21,000	(43,000)	(132,000)	(345,000)

Interest expense, net	(271,000)	(45,000)	(326,000)	(82,000)
Change in fair value of derivative
financial instruments	(4,323,000)	—	(4,323,000)	—
Gain on early extinguishment of debt	465,000	—	465,000	—
Gain on sale of fixed assets	—	—	18,000	—

Loss before income taxes	(4,108,000)	(88,000)	(4,298,000)	(427,000)

Deferred tax expense	—	—	—	—

Net loss	(4,108,000)	(88,000)	(4,298,000)	(427,000)

Foreign currency translation
adjustment	—	—	—	1,000

Comprehensive loss	$(4,108,000)	$(88,000)	$(4,298,000)	$(426,000)

Earnings per share basic and diluted	(.04)	(—)	(.05)	(—)

Weighted average shares outstanding:
basic and diluted	94,933,680	94,295,715	94,616,460	94,295,715

The accompanying notes are an integral part of the consolidated financial statements.

TXP COPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2006 and 2005 (unaudited)

	2006 (unaudited)	2005 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,298,000)	$(427,000)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	123,000	102,000
Gain on sale of fixed assets	(18,000)	—
Amortization of discount on convertible notes	248,000	35,000
Gain on extinguishment of debt	(465,000)	—
Stock compensation	—	45,000
Changes in assets and liabilities:
Accounts receivable	(553,000)	(831,000)
Inventory	(99,000)	(3,557,000)
Other current assets	(32,000)	(86,000)
Deferred offering costs	(9,000)	(60,000)
Other assets	(1,000)	124,000
Accounts payable	29,000	2,656,000
Accrued expenses	17,000	86,000
Change in fair value of derivative financial instruments	4,323,000	—
Deferred revenue	—	1,501,000

CASH FLOWS USED IN OPERATING ACTIVITIES	(735,000)	(412,000)

CASH FLOWS USED INVESTING ACTIVITIES
Capital expenditures	(155,000)	(340,000)
Proceeds from sale of fixed assets	60,000	—

CASH FLOWS USED IN INVESTING ACTIVITIES	(95,000)	(340,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible debenture	480,000	485,000
Line of credit, net	150,000	—
Proceeds from notes payable	150,000	34,000
Repayment of notes payable and capital lease obligation	(87,000)	(74,000)

CASH FLOWS FROM FINANCING ACTIVITIES	693,000	445,000

Effect of currency translation on cash balances	—	1,000

NET DECREASE IN CASH	(137,000)	(306,000)

Cash, beginning of period	342,000	649,000

Cash, end of period	$205,000	$343,000

The accompanying notes are an integral part of the consolidated financial statements.

TXP COPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS -continued
Six Months Ended June 30, 2006 and 2005 (unaudited)

SUPPLEMENTAL DISCLOSURE OF CASH AND NONCASH INVESTING AND FINANCING ACTIVITIES (unaudited):

	2006 (unaudited)	2005 (unaudited)
Cash

Interest paid	$21,000	$16,000

NONCASH INVESTING AND FINANCING ACTIVITIES

1,700,000 shares issued to extinguish debt	$684,000	$—

Liabilities assumed upon merger	$744,000	$—

923,657 shares issued on conversion of debt	$145,000	$—

Property acquired under capital lease obligations	$63,000	$62,000

Modification of debt treated as extinguishment and new debt	$619,000	$—

The accompanying notes are an integral part of the consolidated financial statements.

TXP CORPORATION
STATEMENTS OF STOCKHOLDERS' DEFICIT
Six Months Ending June 30, 2006 (unaudited)

	Common Stock		Additional paid in capital	Retained earnings (deficit)	Accumulated other comprehensive income	Total
	Shares	Amount

Balance, December 31, 2005	221,054,400	$221,000	$(115,000)	$(598,000)	$7,000	$(485,000)

Retroactive restatement due to recapitalization (See Note 3):

Exchange and cancellation of Texas Prototypes, Inc, shares	(221,054,400)	(221,000)	221,000	—	—	—

Issuance of YTXP shares to Texas Prototypes shareholders	89,298,042	89,000	(89,000)	—	—	—

Addition of YTXP shares	4,997,673	5,000	(5,000)	—	—	—

Balance, December 31, 2005 retroactively restated	94,295,715	$94,000	$12,000	$(598,000)	$7,000	$(485,000)

Liabilities assumed upon merger	—	—	(744,000)	—	—	(744,000)

Net Loss	—	—	—	(4,298,000)	—	(4,298,000)

Issuance of shares to extinguish debt	1,700,000	2,000	848,000	—	—	850,000

Shares issued in conversion of debentures	923,657	1,000	144,000	—	—	145,000

Unamortized debt discount charged to APIC on conversion of debentures	—	—	(124,000)	—	—	(124,000)

Balance, June 30, 2006	96,919,372	$97,000	$136,000	$(4,896,000)	$7,000	$(4,656,000)

The accompanying notes are an integral part of the consolidated financial statements.

TXP CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of TXP Corporation ("TXP") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes included in the 8-K/A filed May 4, 2006. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements, which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year 2005 as reported in the 8-K/A filed May 4, 2006, have been omitted.

NOTE 2 - ORGANIZATION

TXP specializes in quick-turn complex circuit card assemblies and optoelectronic prototyping, new product introduction, and pilot production of electronic assemblies for Technology Innovators and Original Equipment Manufacturers (OEM) and Contract Manufacturers (CM) in the United States of America. The company is located in a 31,000 square-foot high-tech facility, located in Richardson, Texas.

The Company was originally formed in Nevada in June of 1994 under the name Cyber Synergy, Inc. to develop stock market related software applications. The Corporate name has changed several times to date including in November 1999 to “Jesse Livemore.com” and in December 2001 to “Stock Market Solutions, Inc.” and in April of 2006 to “YTXP Corporation”. On April 28, 2006, the merger between YTXP and its wholly owned subsidiary was consummated with Texas Prototypes, Inc - a private company. The transaction was treated as a recapitalization of Texas Prototypes, Inc with Texas Prototypes, Inc treated as the accounting acquirer and continuing reporting entity. A change of control was deemed to have occurred as a result of the transaction. In June of 2006, the articles of incorporation were amended and the Company’s name was changed to TXP Corporation (See NOTE 3 Merger and Recapitalization).

NOTE 3 - ACCOUNTING POLICIES

Merger and Recapitalization

On June 14, 2005 Stock Market Solutions, Inc. and its wholly owned subsidiary entered into a definitive Agreement and Plan of Merger “Agreement” with Texas Prototypes, Inc.

On April 28, 2006, YTXP Corporation (f/k/a Stock Market Solutions, Inc.) issued 89,248,902 shares or 94.7% of the issued and outstanding shares to the shareholders of Texas Prototypes, Inc. and acquired all of the outstanding shares of Texas Prototypes, Inc. As contemplated with the agreement and concurrent with closing of the transaction, all directors and officers of YTXP resigned and were replaced by appointees of the current shareholders of YTXP. A change of control was deemed to have occurred as a result of the merger. For accounting purposes, the acquisition has been treated as recapitalization of Texas Prototypes, Inc. with Texas Prototypes, Inc. as the acquirer and as the continuing reporting entity. Accordingly, financial statements filed for post-merger periods will depict the acquisition of YTXP by the accounting acquirer and will include financial statements of the accounting acquirer for the pre-merger comparable periods. As of April 28, 2006, the Company completed a recapitalization transaction which resulted in new common shares outstanding of 94,295,715, after giving effect of cancellation of shares in the transaction and reissuance per the related merger agreement. As required by accounting guidance, authorized shares, issued and outstanding shares and per share amounts have been retroactively restated throughout these consolidated financial statements and the accompanying notes.

After closing the Merger on April 28, 2006, the YTXP began operating a business model focused solely on the pre-manufacturing services segment of the electronics industry supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. YTXP has ceased all pre-merger operations. In June of 2006, the articles of incorporation were amended and the name of the Company was changed to TXP Corporation.

Consolidation

As of June 30, 2006, TXP had one wholly owned subsidiary, TXP-Asia. All material inter-company balances and inter-company transactions have been eliminated.

Basis of Accounting

TXP maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Foreign Currency Translation

Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 52, Foreign Currency Translation, TXP's investment in TXP- Asia translates all assets and liabilities at the respective period-end currency exchange rates and revenues and expenses at an average currency exchange rate for the period. The resulting translation adjustments are accumulated as a separate component of shareholders' equity.

Cash and Cash Equivalents

TXP considers all highly liquid debt instruments and other short- term investments with an initial maturity of three months or less to be cash or cash equivalents. TXP maintains cash and cash equivalents with a financial institution that periodically exceed the limit of insurability under Federal Deposit Insurance Corporation. At June 30, 2006 and December 31, 2005, the cash balance exceeded the insured limits by $105,000 and $242,000, respectively.

Allowance for Doubtful Accounts

Earnings are charged with a provision for doubtful accounts based on a current review of collectibility of accounts receivable. Accounts deemed uncollectible are applied against the allowance for doubtful accounts.

Inventory

Inventory is valued at the lower of cost or market. Cost is determined by using the average cost method. Inventory consists primarily of direct raw material costs related to customer prototyping and assembly projects. In November 2004 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 151, "Inventory Costs-an amendment of ARB No. 43, Chapter 4" ("SFAS 151"). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. As of January 1, 2006, the Company adopted SFAS 151. The adoption did not have a material impact on the Company's consolidated financial condition and results of operations.

Deferred Offering Costs

Deferred Offering Costs are costs incurred by TXP related to entering into the $15,000,000 Standby Equity Distribution Agreement (See Note 8 of Financial Statements). These costs consist of related legal, accounting, and commitment fees and will be netted ratably with the proceeds from the issuance and sale of common stock under the Standby Equity Distribution Agreement. In the event, TXP does not issue and sell the entire amount of $15,000,000 of common stock under the stock equity distribution by the end of the two-year term, the remaining deferred offering cost will be expensed.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives, which are generally three to seven years.

Accounting for Convertible Debentures, Warrants and Derivative Instruments

The Company accounts for its embedded conversion features and freestanding warrants pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” (“EITF 00-19”) which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. In accordance with EITF 00-19, certain warrants to purchase common stock and embedded conversion options are accounted for as liabilities at fair value and the unrealized changes in the values of these derivatives are recorded in our consolidated statement of operations as “Changes in Fair Value of Derivative Financial Instruments”. The recognition of derivative liabilities is applied first to the proceeds of such issuance, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized in our consolidated statement of operations as “Changes in Fair Value of Derivative Financial Instruments.”

We use the Black Scholes Pricing Model to determine fair values of our derivatives. Valuations derived from this model are subject to ongoing internal and external verification and review. The model uses market-sourced inputs such as interest rates, exchange rates and option volatilities. Selection of these inputs involves management’s judgment and may impact net income. The fair value of the derivative liabilities are subject to the changes in the trading value of the Company’s common stock. As a result, the TXP’s financial statements may fluctuate from quarter-to-quarter based on factors, such as the price of the Company’s stock at the balance sheet date, the amount of shares converted by note holders and/or exercised by warrant holders. Consequently, our financial position and results of operations may vary from quarter-to-quarter based on conditions other than our operating revenues and expenses.

We have penalty provisions in the registration rights agreements of our debentures and warrants that require us to file the Registration Statement no later than 45 days from the date of closing and to use its best efforts to cause the Registration Statement to be declared effective no later than 120 days after filing and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants have been sold. In the event of a default of its obligations under the Registration Rights Agreements, including its agreement to file the Registration Statement with the Securities and Exchange Commission no later than 45 days from the date of closing, or if the Registration Statement is not declared effective within 120 days of filing, it is required that we pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the debentures. The Company obtained a waiver from Cornell Capital extending the deadline for filing of the registration statement until August 31, 2006.

EITF 05-04, which has not been adopted, “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19”, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” is pending the FASB reaching a conclusion as to whether a registration rights agreement meets the definition of a derivative instrument. In March 2006, the FASB staff reported that the EITF postponed further deliberations on Issue No. 05-04 until Q2 2006. We currently record any registration delay payments as expenses in the period when they are incurred. If the FASB were to adopt an alternative view, we could be required to account for the registration delay payments as a separate derivative. Accordingly, we would need to record the fair value of the estimated payments, although no authoritative methodology currently exists for evaluating such computation.

Revenue Recognition

Revenues are derived from the following sources:

—	Prototyping and assembly services

—	Prototyping -Photonics/Optoelectronics services

—	Material supply chain management services

—	Turn-key solution

—	consists of material supply chain management services and one of the other services listed above.

The following is a description of each revenue source and our revenue recognition policy for each source:

Prototyping and assembly services typically consist of assembling and designing surface mount technology and other build-to-order products to the customer provided design specifications. These services are priced based on the complexity, time-to turn and unit volume of the customer project. The majority of our prototyping and assembly services projects are completed in less than three weeks. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, services have been performed, the sales price is fixed or determinable and collectibility is probable. These criteria are generally met after an internal quality control review of the product and at the time product is shipped.

Prototyping -Photonics/Optoelectronics services typically consists of assembling and designing optical and optical related products to the customer provided design specifications. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, services have been performed, the sales price is fixed or determinable and collectibility is probable. These criteria are generally met after an internal quality control review of the product and at the time product is shipped.

Material supply chain management services consists of locating and procuring materials according to customer design specifications, qualifying components and auditing vendors, inventorying materials, and providing dual vendor sourcing if necessary. Material supply chain management services are priced at the cost of the material plus 5% to 25%. The pricing is solely dependent on the complexity and volume of the services performed. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, services have been performed, the sales price is fixed or determinable and collectibility is probable. These criteria are generally met at the time materials have been received and inventoried, and the materials have shipped.

Turn-key solution is a combination of material supply chain management and one of the other service revenue sources described above. Revenue is generally recognized after both services have been performed and the products have shipped.
Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No.  123(R), “Share-Based Payment,” (SFAS No. 123R) which was issued by the Financial Accounting Standards Board (FASB) in December 2004. SFAS No. 123R revises SFAS No. 123 “Accounting for Stock Based Compensation,” and supersedes APB No. 25, “Accounting for Stock Issued to Employees,” (APB No. 25) and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95 “Statement of Cash Flows,” to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

In June of 2006, the majority of shareholders approved the "2006 Stock Incentive Plan." The plan provides for up to 10,000,000 shares of TXP's common stock to be issued in the form of incentive and/or non-qualified common stock for employees, directors and consultants to TXP. As of June 30, 2006, no stock options or common stock have been issued to employees, directors or consultants under this plan.

Net Loss Per Share

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Contingently issuable shares are included in the computation of basic net income (loss) per share when the related conditions are satisfied. Diluted net income (loss) per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of contingently issuable shares, the incremental common shares issuable upon conversion of preferred stock or convertible debt (using the “if converted” method) and shares issuable upon the exercise of stock options and warrants (using the “treasury stock” method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive.

As of June 30, 2006, (a) a total of 3,700,000 outstanding common stock warrants and (b) the unissued shares underlying our outstanding convertible debentures were excluded from the diluted net loss per share calculations, as their inclusion would be anti-dilutive. As of December 31, 2005, the unissued shares underlying our outstanding convertible debentures were excluded from the diluted net loss per share calculations, as their inclusion would be anti-dilutive.

Reclassifications

Certain prior periods' balances have been reclassified to conform to the current period's financial statement presentation. These reclassifications had no impact on previously reported results of operations or stockholders' equity.

NOTE 4 - RELATED PARTY TRANSACTIONS

TXP leases operating equipment from the majority shareholder for $180,000 per year. The lease was renewed under the same payment terms in May of 2005 for a 2-year term through April of 2007. For the six months ending June 30, 2006 and for the twelve months ending December 2005, TXP paid the majority shareholder $105,000 and $180,000, respectively. Included in other current assets at June 30, 2005 is $15,000 which represents one month lease pre-payment made to the majority shareholder in June of 2006.

In September 2004, TXP invested in TXP-Asia, which is located in Gwangju City, South Korea by transferring $50,000 to a South Korean bank account. The investment was used to fund certain costs and expenses while TXP-Asia evaluates plans to co-locate within KOPTI (Korean Photonics Institute) and use its existing business model to penetrate the Asian Photonics market. The ownership of TXP-Asia is 100% owned by the majority shareholder of TXP, Inc. The majority shareholder will contribute his ownership of TXP-Asia when he is legally allowed by South Korean law. During December of 2005 TXP-Asia transferred $14,000 to the majority shareholder and effectively closed the South Korean bank account. Included within other currents assets as of December 31, 2005 is a receivable from the majority shareholder for the amount of transferred funds. In Q1 2006, the majority shareholder paid the receivable in full. TXP-Asia will continue to evaluate plans to co-locate within KOPTI (Korean Photonics Institute) and use its existing business model to penetrate the Asian Photonics market.

In Q4 2005, the majority shareholder purchased two company owned vehicles for $48,000 by arranging to pay-off the loans on both vehicles. The purchase price approximated the fair values of the vehicles in aggregate. The company realized an accounting loss on the sale of $14,000.

In Q2 2006, the majority shareholder loaned the company $150,000. The unsecured loan has a one-year term and bears interest at 10%. The loan principal and interest are due at maturity. The balance on the note at June 30, 2006 was $150,000.

The majority shareholder has provided his personal guarantee on all of the Company’s notes payables, line of credit, and capital leases.

NOTE 5 - LINE OF CREDIT

On April 1, 2006 TXP renewed its revolving line of credit for $500,000. The line of credit has a one-year term with a variable interest rate of prime plus 2%. The line of credit is secured by all assets of the company. The majority shareholder has provided his personal guarantee on this loan (See NOTE 4). Interest payments are due monthly beginning April 1, 2006 and the principal is due when the one-year term expires. The line of credit has provisions that the maximum TXP may have outstanding is $500,000 or 70% of the borrowing base whichever is less. The borrowing base is defined as the value of accounts receivable less than 90 days past their invoice date. TXP was in compliance with these provisions as of June 30, 2006 and December 31, 2005. The revolving line credit also has financial and non-financial covenants. At June 30, 2006, the Company was in default due to failure to maintain certain covenants as provided for in the loan agreement. However, the lending institution subsequently waived non-compliance of the covenants. The balance outstanding on the note at June 30, 2006 and December 31, 2005 was $400,000 and $250,000 respectively.

NOTE 6 - NOTES PAYABLE

On March 15, 2004 TXP entered into a standard bank loan agreement for $45,000 to purchase equipment. The note has a three-year term with a variable interest rate of prime plus 2%. The note is secured by the equipment. The majority shareholder has provided his personal guarantee on this loan (See NOTE 4). Monthly payments of $1,400 began May 15, 2004. The balance outstanding on the note at June 30, 2006 was $13,000.

TXP entered into a financing agreement to purchase an automobile at the end of fiscal year 2003 for $10,000 with interest rate of 6%. The note is secured by the vehicle. The majority shareholder has provided his personal guarantee on this loan (See NOTE 4). The term of the financing agreement is 36 months, expiring in fiscal year 2006. The balance outstanding on the note at June 30, 2006 was $1,000.

In December 2003 TXP entered into a standard bank loan agreement for $350,000 to purchase equipment. The note has a three-year term with a 6.5% interest rate and is secured by accounts receivable and equipment. The majority shareholder has provided his personal guarantee on this loan (See NOTE 4). Monthly payments for this note are $11,000 and began February 18, 2004. The balance outstanding on the note at June 30, 2006 was $73,000.

In May of 2006, TXP entered into a loan agreement with the majority shareholder for $150,000 (See Note 4). The note has a one year term with a 10% interest rate and is unsecured. Principal and interest are due at maturity. The balance outstanding on this note at June 30, 2006 was $150,000.

NOTE 7 - CAPITAL LEASE OBLIGATIONS

In June of 2005, TXP entered into a standard lease agreement for $62,000 to lease certain operating and production equipment. The lease has a three-year term and is secured by the equipment. The majority shareholder has provided his personal guarantee on this lease (See NOTE 4). Monthly lease payments are $2,000 and began in June of 2005. The balance outstanding at June 30, 2006 was $43,000. The lease has been accounted for as capitalized lease in accordance with generally accepted accounting policies.

In March of 2006, TXP entered into a standard lease agreement for $25,000 to lease certain computer equipment. The lease has a three-year term and is secured by the computer equipment. The majority shareholder has provided his personal guarantee on this lease (See NOTE 4). Monthly lease payments are $1,000 and began in March of 2006. The balance outstanding at June 30, 2006 was $23,000. The lease has been accounted for as capitalized lease in accordance with generally accepted accounting policies.

In March of 2006, TXP entered into a standard lease agreement for $37,000 to lease certain software. The lease has a thirty-month term and is secured by the software. The majority shareholder has provided his personal guarantee on this lease (See NOTE 4).Monthly lease payments are $1,000 and began in March of 2006. The balance outstanding at June 30, 2006 was $33,000. The lease has been accounted for as capitalized lease in accordance with generally accepted accounting policies.

The following is a schedule by years of future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of June 30, 2006:

Year	Amount
07/01/06 - 12/31/06	$26,000
01/01/07 - 12/31/07	52,000
01/01/08 - 12/31/08	32,000
01/01/10 - 12/31/10	3,000
Total Minimum Lease Payments	113,000

Less Amounts Representing Interest	14,000
Present Value of Minimum Lease Payments	$99,000

NOTE 8 - STANDBY EQUITY DISTRIBUTION AGREEMENT

In August 2004, TXP entered into a Standby Equity Distribution Agreement. Under this agreement, TXP may issue and sell Common Stock to Cornell Capital Partners ("Cornell") for a total purchase price of up to $15.0 million. Subject to certain conditions, TXP will be entitled to commence drawing down on the Standby Equity Distribution Agreement when the sale of Common Stock under the Standby Equity Distribution Agreement is registered with the SEC and the authorization for quotation on the National Association of Securities Dealers OTC Bulletin Board is obtained and TXP is within the commitment period as defined under the terms of the agreement. The commitment period shall mean the period commencing on the earlier to occur of the effective date, or such earlier date as TXP and the Investor may mutually agree in writing, and expiring on the earliest to occur of the date on which the Investor shall have made payment of Advances pursuant to this agreement in the aggregate amount of Fifteen Million Dollars ($15,000,000), or the date occurring twenty-four (24) months after the Effective Date.

The purchase price for the shares will be equal to 100% of the market price, which is defined as the lowest closing bid price of the Common Stock during the five trading days following the notice date. A cash fee equal to five percent (5%) of the cash proceeds of the draw down is also payable at the time of funding. To date, TXP has not drawn down on the Standby Equity Distribution Agreement.

The Securities and Exchange Commission will not allow registration of its shares as required by Cornell Capital under the Standby Equity Distribution Agreement until such time as the convertible debentures (See Note 9) have been repaid or are revised to have a fixed conversion price rather than a floating conversion price based upon the market price of the TXP common stock.

In conjunction with the Standby Equity Distribution Agreement, TXP issued a $400,000 compensation debenture to Cornell Capital. In June of 2006, the company issued 1,700,000 shares of common stock in the exchange for full settlement of this $400,000 compensation debenture and another $240,000 convertible debenture. The combined carrying value of both debentures amounted to $685,000 which included the fair value of an embedded conversion option and accrued interest. The fair market value of the stock was $850,000 on the date of settlement. The company realized a $165,000 loss on early extinguishment of debt as a result of the settlement. At the time of issuance, the $400,000 debenture was recorded as a liability and as a deferred offering cost on the balance sheet of the company. The deferred offering cost will be netted ratably with the proceeds from the issuance and sale of common stock under the Standby Equity Distribution Agreement. In the event TXP does not issue and sell the entire amount of $15,000,000 of common stock under the stock equity distribution by the end of the two-year term the remaining deferred offering cost will be expensed.

NOTE 9 - CONVERTIBLE DEBENTURES

August 2005 Secured Convertible Debt

In August of 2004, Texas Prototypes, Inc entered into Securities Purchase agreements with Cornell and Mobilepro Corp. for a secured convertible debenture of $1,400,000 ($700,000 to each) bearing interest at five percent (5%). These convertible debentures have a term of three years and are convertible at the holder's option. If the convertible debentures have not been converted on the third anniversary they will be automatically converted into common stock of TXP. At any time TXP may elect to redeem all or any portion of the convertible debentures at the price of one hundred twenty percent (120%) of the amount redeemed plus accrued interest. If TXP uses this option they must then issue the holder of the debenture 50,000 warrants for every $100,000 redeemed. The warrants will have a two-year term and will be excisable at the fixed price of $.157 per share. The convertible debenture was assumed by TXP Corporation upon completion of the merger in April of 2006.

There are two ways this convertible debenture can be converted to common stock of TXP. First, the debentures are convertible at a fixed price of $0.157 per shares (“Fixed Price”). Second, the debentures are convertible at an amount equal to eighty percent (80%) of the volume weighted average price of TXP' common stock, as quoted by Bloomberg, LP, for the five days immediately preceding the conversion date (“Variable Price”). The conversion price elected will be the lower of fixed or variable price at the date of election to convert by the holder. The conversion term expires August 25, 2007.

In Q2 of 2006, upon completion of the merger and assumption of all liabilities of Texas Prototypes, Inc including the secured debenture, the contingencies related to the future event of TXP common stock being quoted and traded on either the over-the-counter bulletin board, NASDAQ small cap market or American Stock Exchange was resolved. Certain conversion options were then deemed to be financial derivatives under SFAS 133 and EITF 00-19. The derivatives were bifurcated and recorded at fair value and is reflected on the Company’s balance sheet at June 30, 2006. The derivatives are adjusted to fair value at each reporting period.

In June of 2006, the company issued 923,657 shares of common stock to Cornell Capital in conversion of $145,000 of this convertible debenture. The conversion price was equal to $0.157 per share in accordance with the debenture agreement.

This convertible debenture was originally discounted by $200,000 which were fees paid to the lenders and further discounted by $1,200,000 upon bifurcation and recording at fair value certain financial derivative instruments embedded within the note in Q2 2006. The discount is being amortized over the life of the notes of three years. At June 30, the convertible debenture had balance of $245,000 net $1,010,000 of unamortized discount. As of June 30, 2006, approximately $128,000 of interest has been accrued.

June 5, 2006 Secured Convertible Debentures and Warrants

On June 5, 2006, the company consummated a securities purchase agreement dated June 5, 2006 with Cornell providing for the sale by the company to Cornell of its 10% secured convertible debentures in the aggregate principal amount of $1,127,000. The company also issued to Cornell warrants to purchase 1,850,000 and 1,850,000 shares of common stock at a price equal to $0.60 and $0.75 per share, respectively. The warrants expire five years from the date of issuance.

The first debenture amounting to $550,000 matures on the third anniversary of the date of issuance and the company is not required to make any payments until the maturity Date. The debentures are convertible at any time into shares of common stock of the company at a conversion price per share equal to the lesser of (i) $0.50, or (ii) 95% of the lowest daily volume weighted average price of the Common Stock, as quoted by Bloomberg, LP, for the 30 trading days immediately preceding the date of conversion (“Variable Market Price”). Unless waived by the company, the holders may not, together with their affiliates, convert more than an aggregate of $150,000 in any 30-day period of principal amount of the debentures at the Variable Market Price. The Company has the right to redeem a portion or all amounts outstanding under the Debentures prior to the Maturity Date at a 20% redemption premium provided that the closing bid price of the Common Stock is less than $0.50. The convertible debentures are secured by substantially all the company’s assets. At June 30, the convertible debenture had balance of $15,000 net $535,000 of unamortized discount. As of June 30, 2006, approximately $4,000 of interest has been accrued.

In addition, on June 5, 2006 the Company issued to Cornell an amended and restated convertible debenture, on the same terms and conditions as set forth above which consolidates all outstanding amounts of the convertible debenture issued by Texas Prototypes, Inc. to Cornell on June 15, 2005 in the amount of $550,000, plus accrued and unpaid interest in the amount of $27,000 through June 5, 2006, for the principal sum of $577,000. The company reviewed EITF 05-07 “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues” and EIFT 96-19 “Debtor's Accounting for a Modification or Exchange of Debt Instruments” and deemed that the modifications and amendments were substantial and determined that debt extinguishment had occurred as the cash flow effect (including the changes in fair value of the embedded conversion option) on a present value basis exceeded 10%. The company recorded a gain on extinguishment debt of $630,000 in the consolidated statements of operations as a result of the modification. At June 30, the amended and restated convertible debenture had balance of $16,000 net $561,000 of unamortized discount. As of June 30, 2006, approximately $4,000 of interest has been accrued.

The company accounted for the embedded conversion features within the debentures and freestanding warrants discussed above pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” (“EITF 00-19”) which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. In accordance with EITF 00-19, certain warrants to purchase common stock and embedded conversion options are accounted for as liabilities at fair value and the unrealized changes in the values of these derivatives are recorded in our consolidated statement of operations as “Changes in Fair Value of Derivative Financial Instruments”. The recognition of derivative liabilities is applied first to the proceeds of such issuance, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized in our consolidated statement of operations as “Changes in Fair Value of Derivative Financial Instruments.”

Registration Rights Agreement

In connection with the all of the above secured convertible debenture and warrants, the Company entered into registration rights agreements providing for the filing of a registration statement with the Securities and Exchange Commission registering the Common Stock issuable upon conversion of the Debentures and exercise of the Warrants. The Company is obligated to file the Registration Statement no later than 45 days from the date of closing and to use its best efforts to cause the Registration Statement to be declared effective no later than 120 days after filing and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants have been sold. In the event of a default of its obligations under the Registration Rights Agreements, including its agreement to file the Registration Statement with the Securities and Exchange Commission no later than 45 days from the date of closing, or if the Registration Statement is not declared effective within 120 days of filing, it is required that we pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the Debentures. The Company obtained a waiver from Cornell Capital extending the deadline for filing of the registration statement until August 31, 2006.

NOTE 10 - COMMON STOCK

On April 28, 2006, the Company completed a recapitalization transaction which resulted in new common shares outstanding of 94,295,715, after giving effect of cancellation of shares in the transaction and reissuance per the related merger agreement. As required by accounting guidance, authorized shares, issued and outstanding shares and per share amounts have been retroactively restated throughout these consolidated financial statements and the accompanying notes.

In June of 2006, the Company issued an aggregate of 1,700,000 shares of its Common Stock to Cornell in consideration for the cancellation of the convertible debenture issued by the Company dated June 14, 2004 in the amount of $240,000 issued in connection with the Standby Equity Distribution Agreement dated June 14, 2004 and the cancellation of the convertible debenture issued by TXP dated August 25, 2004 in the amount of $400,000 issued in connection with the Standby Equity Distribution Agreement dated August 25, 2004. The combined carrying value of the debentures amounted to $685,000 which included the fair value of an embedded conversion option and accrued interest. The fair market value the stock was $850,000 on the date of settlement. The company realized a $165,000 loss on early extinguishment of debt as a result of the settlement.

In June of 2006, the company issued 923,657 shares of common stock to Cornell Capital in conversion of $145,000 of convertible debentures. The conversion price was equal to $0.157 per share in accordance with debenture agreement.

In June of 2006, the company amended its articles of incorporation and increased the authorized shares from 100,000,000 to 300,000,000.

NOTE 11 - COMMITMENTS

TXP executed a new lease with its landlord in December 2004. The new lease began March 15, 2005 and will last for five years. The lease required a deposit in the amount of $13,000. The annual rent payments increase each year as outlined below:

Year	Amount
07/01/06 - 12/31/06	$99,000
01/01/07 - 12/31/07	202,000
01/01/08 - 12/31/08	207,000
01/01/09 - 12/31/09	211,000
01/01/10 - 12/31/10	43,000
Total	$762,000

Rent expense for the six months ending June 30, 2006 amounted to $99,000.

NOTE 12 - MAJOR CUSTOMERS

During the six months ended June 30, 2006 and 2005, TXP’s 5 largest customers accounted for 63% and 68% of net sales, respectively.

NOTE 13 - STOCK INCENTIVE PLAN

In June of 2006, the majority of shareholders approved the "2006 Stock Incentive Plan." The plan provides for up to 10,000,000 shares of TXP's common stock to be issued in the form of incentive and/or non-qualified common stock for employees, directors and consultants to TXP. As of June 30, 2006, no stock options or common stock have been issued to employees, directors or consultants under this plan.

NOTE 14 - SUBSEQUENT EVENTS - ENTRY INTO MATERIAL AGREEMENTS

On July 28, 2006, TXP Corporation entered into an Agreement (the "Agreement") with an accredited investor (the "Investor") pursuant to which the Company issued to the Investor five-year warrants to purchase an aggregate of 320,000 shares of common stock (the "Warrants") as consideration for the Investor agreeing to pledge an aggregate of $2,000,000 in free-trading shares of common stock of Adobe Systems Incorporated (NASDAQ:ADBE), Fossil Incorporated (NASDAQ:FOSL) or such other shares of free-trading common stock having a value of $2,000,000 in the aggregate beneficially owned by the Investor as may be agreed upon between the parties (the “Collateral”). The Collateral is to be pledged on behalf of the Company in favor of First Bank of Canyon Creek, or such other lending or financing institution as may be agreed upon between the parties (a “Lender”), as Collateral for a loan to be obtained by the Company from a Lender in an amount up to $2,000,000 with a term of up to 2 years (the “Term”), which will be further guaranteed personally and through the pledge of common stock beneficially owned by the Company’s Chief Executive Officer. The warrants are exercisable into shares of the Company’s common stock at a price equal to $0.50 per share. As additional consideration of the Investor’s agreement to pledge the Collateral to a Lender, the Company agreed to pay to the Investor a one-time commitment fee, during the Term, of $40,000 (the “Commitment Fee”) no later than 90 days after the Collateral is deposited into the account of a Lender; provided, however, that the Company shall pay an additional Commitment Fee within 90 days after the renewal of the Loan by a Lender.

In addition, the Agreement provides for the filing of a registration statement (the “Registration Statement”) by the Company with the Securities and Exchange Commission registering the common stock issuable upon exercise of the Warrants. The Company is obligated to file the Registration Statement no later than 45 days from the date of closing and to use its best efforts to cause the Registration Statement to be declared effective no later than 120 days after filing and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon exercise of the Warrants have been sold.

The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the Investor is an accredited investor, the Investor had access to information about the Company and his investment, the Investor took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

In addition, on July 28, 2006 the Company entered into an Asset Purchase Agreement with the former Chief Executive Officer and sole director of our predecessor corporation, Stock Market Solutions, Inc., pursuant to which the Company sold the assets (the Assets”) of the Company’s predecessor business, including the business and related software, as well as the book-rights to three Livermore related books relating to a teaching and a computer training program designed to provide educational/instructional assistance and aid to those stock market traders who wish to learn how to trade in the stock market using a system previously developed by an early 20th century stock market trader, Jesse Livermore. In consideration for the sale of the Assets, Mr. Smitten agreed to forgive the repayment of a certain debt that the Company owed to Mr. Smitten in the aggregate amount of $329,272, of which $179,272 was forgiven by Mr. Smitten pursuant to that certain Agreement and Plan of Merger dated as of June 15, 2005 and $150,000 was forgiven by Mr. Smitten pursuant to the Agreement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by TXP Corporation in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$2,083.48
Accounting Fees and Expenses	$15,000*
Legal Fees and Expenses	$35,000*

Total	$52, 083.48*

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On July 30, 2004, we issued Mobilepro Corp. 2,763,180 shares of common stock pursuant to the terms of a Business Development Agreement. We did not receive any cash as a result of this agreement.

On August 25, 2004, we entered into a Standby Equity Distribution Agreement. Under this agreement, we may issue and sell its shares of common stock to Cornell Capital for a total purchase price of up to $15.0 million. Subject to certain conditions, we will be entitled to commence drawing down on the Standby Equity Distribution Agreement when we are within the commitment period as defined under the terms of the agreement. The commitment period shall mean the period commencing on the earlier to occur of the effective date, or such earlier date as we and Cornell may mutually agree in writing, and expiring on the earliest to occur of the date on which Cornell shall have made payment of advances pursuant to this agreement in the aggregate amount of $15.0 million, or the date occurring 24 months after the effective date of the Standby Equity Distribution Agreement. The Securities and Exchange Commission will not allow registration of its shares as required by Cornell Capital under the Standby Equity Distribution Agreement until such time as the convertible debentures have been repaid or are revised to have a fixed conversion price rather than a floating conversion price based upon the market price of the common stock. Accordingly, we cannot rely upon access to the $15,000,000 standby equity distribution agreement until either of those events occur and there is no assurance that these events will occur.

In conjunction with the Standby Equity Distribution Agreement, we issued a $400,000 compensation debenture to Cornell Capital. The first payment on this note becomes due and payable on the first trading day of the third month after a registration statement filed to register the shares issuable upon conversion of the $1,400,000 in convertible debentures issued to Cornell Capital and Mobilepro Corp. ("Mobilepro") is declared effective by the SEC, with each successive payment being due and payable on the first trading day of each succeeding month thereafter until all principal has been paid. Each payment shall be $40,000 and may be paid in common stock (convertible at the volume weighted average price of the common stock as quoted on the over-the-counter bulletin board, NASDAQ small cap market or American Stock Exchange for the five (5) trading days immediately preceding the date the payment is due and successful registration of the shares under the Securities Act of 1933) at our option.

In August 2004, we entered into a Securities Purchase Agreement with Cornell Capital and Mobilepro for a secured convertible debenture of $1,400,000 ($700,000 to each) bearing interest at five percent (5%). In 2005, Cornell purchased $700,000 in convertible debentures from Mobilepro and holds all of $1,400,000 in convertible debentures. These convertible debentures have a term of three years expiring August 27, 2007 and are convertible at the holder's option. The debentures are convertible at 110% of a post-money market capitalization of $15 million (which shall be calculated by dividing the product of 110% times 15,000,000 by the total outstanding capital stock on a fully-diluted basis as of the date the our Common Stock is first quoted on the Principal Market). In addition, the debentures are convertible at an amount equal to 80% of the volume weighted average price of our common stock, as quoted by Bloomberg, LP, for the five days immediately preceding the conversion date. The conversion terms of convertible security are contingent upon the future event of our common stock being quoted and traded on either the over-the-counter bulletin board, NASDAQ small cap market or American Stock Exchange.

If the convertible debentures have not been converted on the third anniversary they will be automatically converted into common stock. At any time we may elect to redeem all or any portion of the convertible debentures at the price of one hundred twenty percent (120%) of the amount redeemed plus accrued interest. If we use this option, we must then issue the holder of the debenture 50,000 warrants for every $100,000 redeemed. The warrants will have a two-year term and will be excisable at one hundred ten (110%) of a post-money market capitalization of $15 million (which shall be calculated by dividing the product of 110% times 15,000,000 by the total outstanding capital stock on a fully-diluted basis as of the date the our Common Stock is first quoted on the Principal Market).

In March 2005, we issued 155,027,743 shares, 2,210,540 shares and 7,831,665 shares to our CEO (and a trust established by the CEO), CFO, and one other employee, respectively. The value of the shares issues were approximately $42,000, $1,000, and $2,000, respectively. We also issued 721,272 shares to a group of existing shareholders. These shares were valued at less than $500.

On June 15, 2005, TXP entered into a Securities Purchase Agreement with Cornell Capital for a secured convertible debenture of $550,000 bearing interest at 5%. As of December 31, 2005, approximately $15,000 of interest has been accrued. These convertible debentures have a term of three years and are convertible at the holder's option. If the convertible debentures have not been converted on the third anniversary they will be automatically converted into common stock of TXP. At any time TXP may elect to redeem all or any portion of the convertible debentures at the price of 120% of the amount redeemed plus accrued interest. If TXP uses this option it must then issue the holder of the debenture 50,000 warrants for every $100,000 redeemed. The warrants will have a two-year term and will be excisable at one hundred ten (110%) of a post-money market capitalization of $15 million (which shall be calculated by dividing the product of 110% times 15,000,000 by the total outstanding capital stock of TXP on a fully-diluted basis as of the date the TXP's Common Stock is first quoted on the Principal Market).

There are two ways the $550,000 convertible debentures can be converted to common stock of TXP. First, the debentures are convertible at 110% of a post-money market capitalization of $15 million (which shall be calculated by dividing the product of 110% times 15,000,000 by the total outstanding capital stock of TXP on a fully-diluted basis as of the date the TXP's Common Stock is first quoted on the Principal Market). Second, the debentures are convertible at an amount equal to 80% of the volume weighted average price of TXP' common stock, as quoted by Bloomberg, LP, for the five days immediately preceding the conversion date. The conversion term expires June 15, 2008. The conversion terms of convertible security are contingent upon the future event of TXP common stock being quoted and traded on either the over-the-counter bulletin board, NASDAQ small cap market or American Stock Exchange. Further, once the contingency is resolved, the conversion option will be deemed a derivative under SFAS 133 which requires that the conversion option be separated from the host contract and recorded at fair value and subsequently adjusted to fair value at each reporting period. The $550,000 convertible debentures were discounted by $65,000 which were fees paid to the lender, such discount to be amortized over the life of the notes of three years. At December 31, 2005 TXP had amortized $11,000 of the note discount.

The combined company after the merger, will assume the obligations of TXP for the $550,000 in convertible debentures held by Cornell Capital.

On April 28, 2006, we issued shares of common stock to Texas Prototypes, Inc. (“TXP”) equal to 94.7% of its total outstanding shares of common stock, or 89,298,042 shares, within three days after completion of the closing conditions under the Agreement and Plan of Merger with our wholly owned subsidiary and TXP.

In June of 2006, we issued 923,657 shares of common stock to Cornell Capital in conversion of $145,000 of convertible debentures. The conversion price was equal to $0.157 per share in accordance with debenture agreement.

On June 5, 2006, we consummated a Securities Purchase Agreement dated June 5, 2006 with Cornell Capital Partners L.P. providing for the sale by us to Cornell of our 10% secured convertible debentures in the aggregate principal amount of $550,000 (the "Debentures"). Under the Purchase Agreement, we also issued to Cornell five-year warrants to purchase 1,850,000 and 1,850,000 shares of Common Stock at a price equal to $0.60 and $0.75 per share, respectively.

The Debentures mature on the third anniversary of the date of issuance and we are not required to make any payments until the maturity date. The Debentures are convertible at any time into shares of our common stock at a conversion price per share equal to the lesser of (i) $0.50, or (ii) 95% of the lowest daily volume weighted average price of the common stock, as quoted by Bloomberg, LP, for the 30 trading days immediately preceding the date of conversion. Unless waived by us, Cornell may not, together with its affiliates, convert more than an aggregate of $150,000 in any 30-day period of principal amount of the Debentures at the conversion price.

We have the right to redeem a portion or all amounts outstanding under the Debentures prior to the maturity date at a 20% redemption premium provided that the closing bid price of the common stock is less than $0.50. Our obligations under the Prior Debentures (as defined below) and the Purchase Agreement are secured by substantially all of our assets.

In addition, on June 5, 2006 we issued to Cornell an Amended and Restated Convertible Debenture, which consolidates all outstanding amounts of the convertible debenture issued by Texas Prototypes, Inc., our wholly owned subsidiary, to Cornell on June 15, 2005 in the principal amount of $550,000, plus accrued and unpaid interest in the amount of $26,897 through June 5, 2006, for the principal sum of $576,897 (collectively, the “Prior Debentures”). Further, we issued an aggregate of 1,700,000 shares (the “Investor’s Shares”) of common stock to Cornell in consideration for the cancellation of the convertible debenture issued by us on June 14, 2005 in the principal amount of $240,000 issued in connection with the Standby Equity Distribution Agreement dated June 14, 2004 and the cancellation of the convertible debenture issued by our wholly owned subsidiary on August 25, 2004 in the principal amount of $400,000 issued in connection with the Standby Equity Distribution Agreement dated August 25, 2004.

On July 28, 2006, we entered into an Agreement with an accredited investor pursuant to which we issued to the investor five-year warrants to purchase an aggregate of 320,000 shares of common stock as consideration for the Investor agreeing to pledge an aggregate of $2,000,000 in free-trading shares of common stock of Adobe Systems Incorporated (NASDAQ:ADBE), Fossil Incorporated (NASDAQ:FOSL) or such other shares of free-trading common stock having a value of $2,000,000 in the aggregate beneficially owned by the Investor as may be agreed upon between the parties (the “Collateral”). The Collateral is to be pledged on behalf of the Company in favor of First Bank of Canyon Creek, or such other lending or financing institution as may be agreed upon between the parties (a “Lender”), as Collateral for a loan to be obtained by us from a Lender in an amount up to $2,000,000 with a term of up to 2 years (the “Term”), which will be further guaranteed personally and through the pledge of common stock beneficially owned by Michael Shores, the Company’s Chief Executive Officer. The warrants are exercisable into shares of the Company’s common stock at a price equal to $0.50 per share.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of TXP CORPORATION or executive officers of TXP CORPORATION, and transfer was restricted by TXP CORPORATION in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS

Exhibit Description

2.1	Agreement and Plan of Merger made as of June 13, 2005 (incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on June 21, 2005).

3.1	Articles of Incorporation of Cyber Energy, Inc. (incorporated by reference to Form 10-SB filed with the Securities and Exchange Commission on April 22, 2002).

3.2	Bylaws of Stock Market Solutions, Inc. (incorporated by reference to Form 10-SB filed with the Securities and Exchange Commission on April 22, 2002).

3.3	Certificate of Amendment to the Articles of Incorporation of Cyber Energy, Inc. (incorporated by reference to Form 10-SB filed with the Securities and Exchange Commission on April 22, 2002).

3.4	Certificate of Amendment to the Articles of Incorporation of JesseLivermore.com Inc. (incorporated by reference to Form 10-SB filed with the Securities and Exchange Commission on April 22, 2002).

3.5
Certificate of Amendment to the Articles of Incorporation of Stock Market Solutions, Inc. (incorporated by reference to Schedule 14C filed with the Securities and Exchange Commission on June 12, 2006).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP*

10.1
Form of Convertible Debenture issued to Cornell Capital Partners, L.P. dated as of June 5, 2006 (incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on June 9, 2005).

10.2	Form of $0.60 Warrant issued to Cornell Capital Partners, L.P. dated as of June 5, 2006 (incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on June 9, 2005).

10.3	Form of $0.75 Warrant issued to Cornell Capital Partners, L.P. dated as of June 5, 2006 (incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on June 9, 2005).

10.4
Securities Purchase Agreement dated as of June 5, 2006 between the Company and Cornell Capital Partners, L.P. (incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on June 9, 2005).

10.5
Investor Registration Rights Agreement dated as of June 5, 2006 between the Company and Cornell Capital Partners, L.P. (incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on June 9, 2005).

10.6
Security Agreement dated as of June 5, 2006 between the Company and Cornell Capital Partners, L.P. (incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on June 9, 2005).

10.7
Amended and Restated Security Agreement dated as of June 5, 2006 between Texas Prototypes, Inc. and Cornell Capital Partners, L.P. (incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on June 9, 2005).

10.8	2006 Stock Incentive Plan (incorporated by reference to Schedule 14C filed with the Securities and Exchange Commission on June 12, 2006).

10.9	Agreement dated as of July 28, 2006 by and between TXP Corporation and James Von Ehr, II (incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on August 2, 2006).

10.10	Warrant issued to James Von Ehr, II dated as of July 28, 2006 (incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on August 2, 2006).

10.11
Asset Purchase Agreement dated as of July 28, 2006 by and between TXP Corporation and Richard Smitten (incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on August 2, 2006).

10.12
Loan Agreement dated as of August 3, 2006 by and between TXP Corporation and First Bank of Canyon Creek (incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on August 15, 2006).

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*

23.2	Consent of Payne, Falkner, Smith and Jones, P.C. *

23.3	Consent of LBB & Associates Ltd., LLP *

* Filed herewith

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, Texas, on this 28th day of August, 2006.

TXP CORPORATION

By:	/s/ Michael Shores
Michael Shores
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Robert Bruce
Robert Bruce
Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael Shores
Michael Shores	Chief Executive Officer (Principal Executive Officer) and Director	August 28, 2006

/s/ Robert Bruce
Robert Bruce	Chief Financial Officer (Principal Financial and Accounting Officer) and Director	August 28, 2006